UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Citrix Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	April 15, 2010

You are cordially invited to attend the Annual Meeting of Stockholders of Citrix Systems, Inc. (the “Company”) to be held on Wednesday, May 26, 2010 at 5:00 p.m. PT, at the Company’s offices at 4988 Great America Parkway, Santa Clara, California 95054, United States.

At this Annual Meeting, the agenda includes the election of three (3) Class III directors for three-year terms, approval of an amendment to the Company’s Amended and Restated 2005 Equity Incentive Plan and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010. The Board of Directors unanimously recommends that you vote FOR election of the director nominees, FOR approval of the amendment to the Company’s Amended and Restated 2005 Equity Incentive Plan and FOR ratification of the appointment of Ernst & Young LLP.

All stockholders are cordially invited to attend the Annual Meeting in person. Similar to last year, we are providing proxy material access to our stockholders via the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. Details regarding the matters to be acted upon at this Annual Meeting are described in the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail. Please give the proxy materials your careful attention.

You may vote via the Internet or by telephone by following the instructions on your Notice and on that website. In order to vote via the Internet or by telephone, you must have the stockholder identification number which is provided in your Notice. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Very truly yours,

ANTONIO G. GOMES
Vice President, Deputy General Counsel and Secretary

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 26, 2010

To the Stockholders of Citrix Systems, Inc.:

The Annual Meeting of Stockholders of Citrix Systems, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 26, 2010, at 5:00 p.m. PT, at the Company’s offices at 4988 Great America Parkway, Santa Clara, California 95054, United States, for the following purposes:

1.

to elect three (3) Class III members to the Board of Directors as directors, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal;

2.

to approve an amendment to the Company’s Amended and Restated 2005 Equity Incentive Plan to (i) increase the aggregate number of shares authorized for issuance under such plan by 5.5 million shares of the Company’s common stock and (ii) increase the aggregate number of shares of the Company’s common stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by one million shares of the Company’s common stock;

3.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of three (3) Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on April 1, 2010 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail and which instructions are also provided on that website, or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice and in this Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

In addition to their availability at www.proxyvote.com, this Proxy Statement and the Company’s Annual Report to Stockholders are available for viewing, printing and downloading at www.citrix.com/annualreport.

By Order of the Board of Directors,

ANTONIO G. GOMES
Vice President, Deputy General Counsel and Secretary

Fort Lauderdale, Florida

April 15, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE YOU RECEIVED IN THE MAIL.

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on May 26, 2010

April 15, 2010

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Citrix Systems, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 26, 2010, at 5:00 p.m. PT, at the Company’s offices at 4988 Great America Parkway, Santa Clara, California 95054, United States, or at any adjournments or postponements thereof (the “Annual Meeting”). An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2009, and this Proxy Statement are being made available to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first made available to stockholders on or about April 15, 2010.

The purposes of the Annual Meeting are to elect three (3) Class III directors for three-year terms, approve an amendment to the Company’s Amended and Restated 2005 Equity Incentive Plan and ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010. Only stockholders of record at the close of business on April 1, 2010 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. As of that date, 186,020,961 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) were issued and outstanding. Stockholders are entitled to one vote per share on any proposal presented at the Annual Meeting. You may vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice you received in the mail and which are also provided on that website; or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card. If you attend the Annual Meeting, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (a) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (b) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; (c) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or (d) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary, before the taking of the vote at the Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of three (3) Class III directors, each nominee shall be elected as a director if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Any director who fails to receive the required number of votes for his re-election is required to submit his resignation to the Board of Directors. The Company’s Nominating and Corporate Governance Committee (excluding any director nominee who failed to receive the required number of votes) will promptly consider any such director’s resignation and make a recommendation to the Board of Directors as to whether such resignation should be accepted. The Board of Directors is required to act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the stockholder vote for the Annual Meeting. For each of Proposal 2, the approval of an amendment to the Company’s Amended and Restated 2005 Equity Incentive Plan, and Proposal 3, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. Broadridge Financial Solutions tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The persons named as attorneys-in-fact in the proxies, Mark B. Templeton and David J. Henshall, were selected by the Board of Directors and are officers of the Company. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, FOR approval of the amendment to the Company’s Amended and Restated 2005 Equity Incentive Plan and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.

Aside from the election of directors, the approval of the amendment to the Company’s Amended and Restated 2005 Equity Incentive Plan and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each executive officer of the Company named in the Summary Compensation Table set forth below under Compensation and Other Information Concerning Directors and Officers; and (iv) by all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
Dodge & Cox(3)	19,204,580	10.32%
555 California St., 40th Floor San Francisco, CA 94104
FMR LLC(4)	17,894,516	9.62%
6400 Northwest Sixth Way Fort Lauderdale, FL 33309
BlackRock Inc.(5)	10,154,733	5.46%
40 East 52nd Street New York, NY 10022
Mark B. Templeton(6)	807,864	*
Stephen M. Dow(7)	455,390	*
David J. Henshall(8)	284,018	*
David R. Friedman(9)	200,018	*
J. Gordon Payne(10)	134,927	*
Thomas F. Bogan(11)	114,435	*
Asiff S. Hirji(12)	97,502	*
Alvaro J. Monserrat(13)	74,587	*
Gary E. Morin(14)	71,253	*
Murray J. Demo(15)	55,835	*
Godfrey R. Sullivan(16)	50,835	*
Nanci Caldwell(17)	44,172	*
All executive officers, directors and nominees as a group (18)(15 persons)	2,797,979	1.50%

*	Represents less than 1% of the outstanding Common Stock.
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of the Record Date (“presently exercisable stock options”).

(2)	Applicable percentage of ownership is based upon 186,020,961 shares of Common Stock outstanding as of the Record Date.
(3)

With respect to information relating to Dodge & Cox, the Company has relied on information supplied by such entity on an amended Schedule 13G filed with the SEC on February 12, 2010. According to such amended Schedule 13G, Dodge & Cox reported sole dispositive power as to all of the shares, sole voting power as to 18,207,080 of the shares and shared voting power with respect to 38,900 of the shares.

(4)

With respect to information relating to FMR LLC, the Company has relied on information supplied by such entity on an amended Schedule 13G filed with the SEC on February 16, 2010. According to such amended Schedule 13G, FMR LLC reported sole dispositive power as to all of the shares, sole voting power as to 1,689,339 of the shares and shared voting power as to none of the shares.

(5)

With respect to information relating to BlackRock Inc., the Company has relied on information supplied by such entity on a Schedule 13G filed with the SEC on January 29, 2010. According to such Schedule 13G, BlackRock Inc. reported sole dispositive and voting power as to all of the shares.

(6)

Includes 648,808 shares of Common Stock issuable pursuant to presently exercisable stock options, 13,055 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date and 101,393 shares of Common Stock held by the Mark B. Templeton Revocable Trust, dated June 6, 2004, Mark B. Templeton, Trustee (the “Templeton Trust”). Mr. Templeton has sole voting and dispositive power with respect to all of the shares held by the Templeton Trust.

(7)

Includes 149,322 shares of Common Stock issuable pursuant to presently exercisable stock options and 277 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date. Also includes (a) 133,381 shares of Common Stock held by Sevin Rosen Fund IX L.P. (“SRFIX”), (b) 2,652 shares of Common Stock held by Sevin Rosen IX Affiliates Fund L.P. (“SRIX AFF”), (c) 49 shares of Common Stock held by SRB Associates IX L.P. (“SRBA IX”), (d) 286,900 shares of Common Stock held by the Dow Family Trust and (e) 7,500 shares of Common Stock held by Dow Investments I L.P. (“Dow LP”). Mr. Dow has sole voting and dispositive power with respect to all of the shares held by Dow LP and shared voting and dispositive power with respect to all of the shares held by SRFIX, SRIX AFF, SRBA IX and the Dow Family Trust. Mr. Dow disclaims beneficial ownership of the shares of Common Stock held by SRFIX, SRIX AFF, SRBA IX and Dow LP except to the extent of his pecuniary interest therein.

(8)

Includes 256,988 shares of Common Stock issuable pursuant to presently exercisable stock options and 6,527 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.

(9)

Includes 187,526 shares of Common Stock issuable pursuant to presently exercisable stock options and 5,222 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.

(10)

Includes 126,442 shares of Common Stock issuable pursuant to presently exercisable stock options, 2,611 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date and 10,682 shares of Common Stock held by the John G. Payne and Lynley J. Payne, Trustees of the 2007 Payne Family Trust u/d/t March 29, 2007 (the “Payne Trust”). Mr. Payne has sole voting and dispositive power with respect to all of the shares held by the Payne Trust.

(11)

Includes 84,167 shares of Common Stock issuable pursuant to presently exercisable stock options and 277 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.

(12)

Includes 89,167 shares of Common Stock issuable pursuant to presently exercisable stock options and 277 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.

(13)

Includes 70,940 shares of Common Stock issuable pursuant to presently exercisable stock options and 1,567 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.

(14)

Includes 31,666 shares of Common Stock issuable pursuant to presently exercisable stock options and 277 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date and 3,000 shares of Common Stock held in a joint account with Mr. Morin’s spouse, with respect to which Mr. Morin has shared dispositive and voting power.

(15)

Includes 39,167 shares of Common Stock issuable pursuant to presently exercisable stock options and 277 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.

(16)

Includes 39,167 shares of Common Stock issuable pursuant to presently exercisable stock options and 277 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.

(17)

Includes 45,835 shares of Common Stock issuable pursuant to presently exercisable stock options and 277 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.

(18)

Includes 2,213,884 shares of Common Stock issuable pursuant to presently exercisable stock options and 37,725 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the year ended December 31, 2009, the Company believes that all Section 16(a) filing requirements were complied with during the year ended December 31, 2009, except that Peter Levine filed a Form 4 in February 2009 more than two business days after sales of stock and in October 2009 more than two business days after a purchase of stock.

PROPOSAL 1

ELECTION OF DIRECTOR NOMINEES

The Company’s Board of Directors currently consists of eight members. The Company’s By-laws divide the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Mark B. Templeton, Stephen M. Dow and Godfrey R. Sullivan and recommended that each be elected to the Board of Directors as a Class III director, each to hold office until the Annual Meeting of Stockholders to be held in the year 2013 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Messrs. Templeton, Dow and Sullivan are Class III directors whose terms expire at this Annual Meeting. The Board of Directors is also composed of: (i) three Class II directors (Thomas F. Bogan, Nanci Caldwell and Gary E. Morin), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2012, and (ii) two Class I directors (Murray J. Demo and Asiff S. Hirji), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2011. Mr. Bogan serves as the Chairperson of the Board of Directors.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE NOMINEES LISTED BELOW

This proposal for the election of directors relates solely to the election of three (3) Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

The following table sets forth the nominees to be elected at the Annual Meeting and the Company’s continuing directors, the year each such nominee or continuing director was first elected a director, the positions with the Company currently held by each nominee and continuing director, the year each nominee’s or continuing director’s current term will expire and each nominee’s and continuing director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class III Directors:
Mark B. Templeton 1998	President, Chief Executive Officer and Director	2010	III
Stephen M. Dow 1989	Director	2010	III
Godfrey R. Sullivan 2005	Director	2010	III

Continuing Directors:
Murray J. Demo 2005	Director	2011	I
Asiff S. Hirji 2006	Director	2011	I
Thomas F. Bogan 2003	Director and Chairperson	2012	II
Nanci Caldwell 2008	Director	2012	II
Gary E. Morin 2003	Director	2012	II

DIRECTORS AND EXECUTIVE OFFICERS

Assuming the election of all of the director nominees above, the following table sets forth the directors and executive officers of the Company, their ages, and the positions currently held by each such person with the Company. The biographical description below for each director nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting.

Name	Age	Position
Mark B. Templeton	57	President, Chief Executive Officer and Director
Brett M. Caine	50	Senior Vice President, Online Services Division
David R. Friedman	48	General Counsel and Senior Vice President, Human Resources
David J. Henshall	41	Senior Vice President and Chief Financial Officer
Peter Levine	49	Senior Vice President, Datacenter and Cloud Division
Alvaro J. Monserrat	42	Senior Vice President, Sales and Services
John Gordon Payne	48	Senior Vice President, Desktop Division
Wesley R. Wasson	43	Senior Vice President, Chief Marketing Officer
Thomas F. Bogan(1)(4)(5)(6)(10)	58	Director
Nanci Caldwell(1)(4)	52	Director
Murray J. Demo(2)(3)(4)(5)(8)(9)	48	Director
Stephen M. Dow(2)(3)(4)(5)(11)	54	Director
Asiff S. Hirji(2)(3)(4)	43	Director
Gary E. Morin(1)(4)(7)	61	Director
Godfrey R. Sullivan(2)(3)(4)	56	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Finance Committee
(4)	Member of Nominating and Corporate Governance Committee
(5)	Member of Strategy Committee
(6)	Chairperson of the Board of Directors
(7)	Chairperson of the Compensation Committee
(8)	Chairperson of the Audit Committee
(9)	Chairperson of the Finance Committee
(10)	Chairperson of the Nominating and Corporate Governance Committee
(11)	Chairperson of the Strategy Committee

Mark B. Templeton has served as President of the Company since January 1998 and as Chief Executive Officer from June 2001 to the present. He was elected to the Board of Directors in May 1998. Mr. Templeton is a member of the Board of Directors of Equifax, Inc., a publicly-traded credit reporting company. The Board of Directors believes Mr. Templeton’s qualifications to sit on the Company’s Board of Directors include his decades of experience in the software industry, including 12 years as President and/or Chief Executive Officer of the Company, and his deep understanding of the

Company’s historical and current business strategies, objectives and products.

Brett M. Caine has served as Senior Vice President, Online Services Division since October 2007. From July 2005 to October 2007, Mr. Caine served as Group Vice President of the Online Group. From August 2004 to July 2005, Mr. Caine served as President, Citrix Online. From March 2004 to August 2004, Mr. Caine served as Vice President, Worldwide Sales, Citrix Online.

David R. Friedman has served as General Counsel and Senior Vice President, Human Resources of the Company since April 2006 and also served as Secretary from October 2002 to February 2008. From October 2002 to April 2006, Mr. Friedman served as General Counsel, Corporate Vice President and Secretary.

David J. Henshall has served as Senior Vice President and Chief Financial Officer of the Company since January 2006. From April 2003 to January 2006, Mr. Henshall served as Vice President and Chief Financial Officer of the Company.

Peter Levine has served as Senior Vice President of the Company’s Datacenter & Cloud Division since October 2007. Prior to joining the Company, Mr. Levine served as President and Chief Executive Officer of XenSource, Inc., a privately-held software business acquired by the Company in 2007. From June 2002 to February 2005, Mr. Levine served as Managing Director of Mayfield Fund, a venture capital investment firm.

Alvaro J. Monserrat has served as Senior Vice President, Sales and Services of the Company since July 2008. From July 2007 to July 2008, Mr. Monserrat served as the Company’s Vice President of Channels and Emerging Products. Mr. Monserrat also served as Vice President of North America Sales from October 2003 to July 2007, as Vice President of Field Services from March 2002 to October 2003, as Vice President of Consulting Services from December 2001 to March 2002, and as Director of Consulting Services from February 2000 to December 2001.

John Gordon Payne has served as Senior Vice President and General Manager of the Company’s Desktop Division since August 2007. From January 2007 to August 2007, Mr. Payne served as Group Vice President and General Manager of the Company’s Advanced Solutions Group. Mr. Payne also served as Product Line Executive, Emerging Products of the Company’s Virtual Systems Group from April 2006 to December 2006, and as Vice President of Marketing for the Company’s Advanced Solutions Group from December 2004 to December 2006. From January 2000 to December 2004, Mr. Payne served as the Chief Marketing Officer and Chief Financial Officer of Net6, Inc., a privately-held software company acquired by the Company in 2004.

Wesley R. Wasson has served as Senior Vice President and Chief Marketing Officer since October 2007. From September 2006 to October 2007, he served as the Company’s Corporate Vice President, Worldwide Marketing. From August 2005 to September 2006, Mr. Wasson served as the Vice President of the Company’s Application Networking Group. Prior to joining the Company, Mr. Wasson served as Vice President of Worldwide Marketing at NetScaler, Inc., a privately-held software company acquired by the Company in 2005. From August 2002 to December 2004, Mr. Wasson served as the Chief Strategy Officer of NetContinuum, an application security company based in Silicon Valley.

Thomas F. Bogan has served as a director of the Company since January 2003 and as Chairperson of the Board of Directors since May 2005. Since January 2010, Mr. Bogan has been a Venture Partner at Greylock Partners, a venture capital firm. From May 2004 to December 2009, Mr. Bogan was a Partner at Greylock Partners. Prior to serving at Greylock, Mr. Bogan was President of Rational Software, an S&P 500 enterprise software company, from 2000 until its sale to IBM in 2003. He previously had served Rational as its Chief Operating Officer and as General Manager of its testing business from 1996 to 2000. Prior to working at Rational, Mr. Bogan was President and Chief Executive Officer of two early stage technology companies that focused on networking and peripheral products. Mr. Bogan’s earlier background was in finance, and he served as a financial officer in public and private companies as well as positions in public accounting. The Board of Directors believes Mr. Bogan’s qualifications to sit on the Company’s Board of Directors include his decades of senior management experience in the software industry, both as a CEO and a venture capital investor, during which time he has gained significant strategic, operational and corporate governance expertise.

Nanci Caldwell has served as a director of the Company since July 2008. Since 2005, Ms. Caldwell has served as a member of a number of Boards of technology companies and currently serves on the Board of Directors of Deltek, Inc., a publicly-traded enterprise management software company, and Tibco Software Inc., a publicly-traded leading business integration and process management software company. During 2005 and 2006, Ms. Caldwell worked as a project-based technology consultant. From April 2001 to December 2004, Ms. Caldwell was Executive Vice President and CMO for PeopleSoft, Inc., a publicly-held human resource management software company, until it was acquired by Oracle Corporation, or Oracle, a publicly-traded software company, in December 2004. Ms. Caldwell also served as a member of the Board of Directors of Network General, now NetScout Inc., a publicly-traded provider of integrated network performance management solutions, from 2005 to 2007 and Hyperion, Inc., a provider of performance management software acquired by Oracle in 2007, from 2006 to 2007. The Board of Directors believes Ms. Caldwell’s qualifications to sit on the Company’s Board of Directors include her extensive experience with technology and software companies, including in the areas of sales and marketing, as well as her executive leadership and management expertise.

Murray J. Demo has served as a director of the Company since February 2005. Mr. Demo is currently Executive Vice President and Chief Financial Officer of Dolby Laboratories, a publicly- traded global leader in entertainment technologies. From September 2007 to June 2008, Mr. Demo served as Executive Vice President and Chief Financial Officer of LiveOps, a privately-held virtual call center company. Mr. Demo served as Executive Vice President and Chief Financial Officer of Postini, Inc., a security software company, from May 2007 until it was acquired by Google Inc. in September 2007. Mr. Demo served as Executive Vice President and Chief Financial Officer from April 2005 to May 2006, Senior Vice President and Chief Financial Officer from June 2000 to April 2005, Vice President and Corporate Controller from October 1999 to June 2000, Corporate Controller from July 1998 to October 1999, Sr. Director of Finance, Product Divisions from February 1998 to July 1998 and Director of Operations Finance from August 1996 to February 1998 for Adobe Systems Incorporated, a computer software company. The Board believes Mr. Demo’s qualifications to sit on the Company’s Board of Directors include his extensive experience with finance and accounting matters for global organizations in the technology industry, including the experience that he has gained in his roles as Chief Financial Officer of publicly-traded companies.

Stephen M. Dow has served as a director of the Company since July 1989 and served as Chairperson of the Board of Directors from May 2002 to May 2005. Since 1983, Mr. Dow has served as a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Dow serves on the Board of Directors of Cytokinetics, Inc., a publicly-traded biopharmaceutical company. The Board of Directors believes Mr. Dow’s qualifications to sit on the Company’s Board of Directors include his experience in leading a venture capital investment firm, during which time he has gained significant expertise in evaluating investment opportunities and overseeing management development and operations of portfolio companies, as well as the deep understanding of the Company’s organization and products that he has acquired during his over 20 years of service on the Board of Directors.

Asiff S. Hirji has served as a director of the Company since May 2006. Since April 2007, Mr. Hirji has served as a Partner of TPG Capital, L.P., a global private investment firm. From October 2006 to April 2007, Mr. Hirji served as the President, Client Group, of TD Ameritrade Holding Company, a publicly-traded provider of securities brokerage services. Mr. Hirji served as Chief Operating Officer of TD Ameritrade from July 2005 until October 2006 and as Chief Information Officer of Ameritrade from April 2003 until July 2005. The Board of Directors believes Mr. Hirji’s qualifications to sit on the Company’s Board of Directors include his extensive experience with global companies, his financial and investment expertise, and his years of experience providing strategic advice to complex organizations.

Gary E. Morin has served as a director of the Company since January 2003. From September 2005 until March 2006, Mr. Morin served as Executive Vice President of Lexmark International, Inc., a publicly-traded laser and inkjet printer and supplies company. From 2000 until September 2005, Mr. Morin served as Executive Vice President and Chief Financial Officer of Lexmark. Mr. Morin serves as a director of Sealy Corp., a publicly-traded bedding manufacturer, and of infoGROUP, Inc., a publicly-traded compiler of proprietary databases. The Board of Directors believes Mr. Morin’s qualifications to sit on the Company’s Board of Directors include his years of executive experience at publicly-traded companies, as well as his financial expertise.

Godfrey R. Sullivan has served as a director of the Company since February 2005. Mr. Sullivan is the President and Chief Executive Officer of Splunk, Inc., a privately-held information technology search software company. Prior to Splunk, Mr. Sullivan worked for Hyperion Solutions Corporation, a publicly-traded software company, where he served as President and Chief Operating Officer from 2001 through 2004 and as President and Chief Executive Officer from July 2004 until its acquisition by Oracle in April 2007. Mr. Sullivan serves on the Board of

Directors of Informatica Corporation, a publicly-traded data integration company. The Board of Directors believes Mr. Sullivan’s qualifications to sit on the Company’s Board of Directors include his decades of executive and operational experience, including as a CEO, with technology and software companies.

Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Independence of Members of the Board of Directors

The Board of Directors has determined that each of the Company’s non-employee directors (Messrs. Bogan, Demo, Dow, Hirji, Morin and Sullivan, and Ms. Caldwell) is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC (“Nasdaq”) and the Securities and Exchange Commission (“SEC”), including Rule 10A-3(b)(1) under the Exchange Act. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of Nasdaq’s and the SEC’s director independence standards. In making this determination, the Board of Directors solicited information from each of the Company’s directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation. The Board of Directors considered the responses of the Company’s directors, and independently considered the commercial agreements, acquisitions, and other material transactions entered into by the Company during 2009.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board of Directors with flexibility to select the appropriate leadership structure at a particular time based on the specific needs of the Company’s business and what is in the best interests of the Company’s stockholders. The Company’s Corporate Governance Guidelines provide that the general policy of the Board of Directors is that the positions of Chairperson of the Board of Directors and Chief Executive Officer, or CEO, will be held by different persons. In certain circumstances, however, the Board of Directors may determine that it is in the best interests of the Company for the same person to hold the positions of Chairperson and CEO. In such event, the Board of Directors will appoint an independent member of the Board of Directors as the Lead Independent Director. The Board of Director’s general policy is that the position of Chairperson or Lead Independent Director, as the case may be, will be held by an independent member of the Board of

Directors. The Chairperson will preside at executive sessions of the independent directors and will bear such further responsibilities as the full Board of Directors may designate from time to time.

The Company has currently separated the roles of Chairperson and CEO. The Board of Directors believes that this leadership structure is appropriate for the Company at the current time, as it provides an appropriate balance between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairperson of the Board of Directors provides guidance to the CEO and sets the agenda for Board of Director meetings and presides over meetings of the full Board of Directors. Thus, the Board of Directors believes that the current structure balances the needs for the CEO to run the Company on a day-to-day basis with the benefit provided to the Company by significant involvement of an independent member of the Board of Directors.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held at least four times a year following regularly scheduled in-person meetings of the Board of Directors. Executive sessions do not include the employee director of the Company, and the Chairperson of the Board of Directors is responsible for chairing the executive sessions.

Considerations Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	directors must be of the highest ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct;

•	directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	directors must have the ability to exercise sound business judgment based on an objective perspective;

•

directors must have substantial business or professional experience in areas that are relevant to the Company’s business and be able to offer meaningful advice and guidance to the Company’s management based on that experience; and

•	directors must have received a bachelor’s degree from a qualified institution.

The Nominating and Corporate Governance Committee also may consider numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	an understanding of and experience in software, hardware or services, technology, accounting, governance, finance and/or marketing;

•	leadership experience with public companies or other major complex organizations;

•	experience on another public company board unless a director otherwise qualifies as an “audit committee financial expert” under the rules of the SEC;

•	the specific needs of the Board of Directors and the Committees of the Board of Directors at that time; and

•	a commitment to enhancing stockholder value and representing the long-term interests of the Company’s stockholders as a whole, not just one particular constituency.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees. However, both may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity. In general, the Nominating and Corporate Governance Committee seeks director nominees with the talents and backgrounds that provide the Board of Directors with an appropriate mix of knowledge, skills and experience for the needs of the Company’s business. The Nominating and Corporate Governance Committee and the Board of Directors discuss the composition of directors on the Board, including diversity of background and experience, as part of the annual Board evaluation process.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the following procedures:

Generally, the Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	name and address of the stockholder making the recommendation, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	name of the individual recommended for consideration as a director nominee;

•

all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected; and

•	a written statement from the stockholder making the recommendation stating why such recommended candidate meets the Company’s criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 267-2862

Attn: Secretary of Citrix Systems, Inc.

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement to being considered for nomination to the Company’s Board of Directors, a candidate will need to comply with the following minimum procedural requirements:

•	a candidate must undergo a comprehensive private investigation background check by a qualified firm of the Company’s choosing;

•	a candidate must complete a detailed questionnaire regarding his or her experience, background and independence; and

•

a candidate must submit to the Board of Directors a statement to the effect that (i) if elected, he or she will tender promptly following his or her election an irrevocable resignation effective upon his or her failure to receive the required vote for re-election at the next meeting at which he or she would face re-election, and (ii) upon acceptance of his or her resignation by the Board of Directors, in accordance with the Company’s Corporate Governance Guidelines, he or she shall resign as a member of the Board of Directors.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors.

Policy Governing Security Holder Communications with the Board of Directors

The Board of Directors provides to every security holder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for security holder communication as follows:

For communications directed to the Board of Directors as a whole, security holders may send such communications to the attention of the Chairperson of the Board of Directors by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Chairperson of the Board of Directors,

c/o Secretary

By facsimile to: (954) 267-2862

Attn: Chairperson of the Board of Directors, c/o Secretary

For security holder communications directed to an individual director in his or her capacity as a member of the Board of Directors, security holders may send such communications to the attention of the individual director by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: [Name of the director], c/o Secretary

By facsimile to (954) 267-2862

Attn: [Name of the director], c/o Secretary

The Company will forward any such security holder communication to the Chairperson of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed, on a periodic basis. The

Company will forward such communications by certified U.S. mail to an address specified by each director and the Chairperson of the Board of Directors for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company conducts an Annual Meeting of Stockholders, and all Directors are offered the opportunity to attend at the Company’s expense. Six members of the Board of Directors attended the Annual Meeting of Stockholders held in 2009.

Board of Directors Evaluation Program and Succession Planning

The Board of Directors annually undertakes a formal evaluation process consisting of an overall Board of Directors evaluation, committee evaluations, and peer and self evaluations by each member. As part of the evaluation process, the Board of Directors evaluates six different competencies: Board structure, Board roles, Board processes, Board composition, orientation and development, Board dynamics, and Board effectiveness. The evaluation process also includes consideration of the appropriate Board size, committee composition, appointment of Chairmanships, succession planning and the technical, business and organizational skills required of future Board members.

Code of Ethics

The Company has adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, that applies to all of the Company’s directors and employees worldwide, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct is available in the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/. A copy of the Code of Business Conduct may also be obtained, free of charge, from the Company upon a request directed to: Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Investor Relations. The Company intends to disclose any amendment to or waiver of a provision of the Code of Business Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.citrix.com/site/aboutCitrix/governance/.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.citrix.com/site/aboutCitrix/governance/.

Except for the availability of this Proxy Statement and the Annual Report to Stockholders, which are available for viewing, printing and downloading at www.citrix.com/annualreport, the information on the Company’s website is not part of this Proxy Statement.

Risk Oversight

Assessing and managing risk is the responsibility of Citrix’s management. The Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Among other areas, the Board is directly involved in overseeing risks related to the Company’s overall strategy, including product, go-to-market and sales strategy, executive officer succession, business continuity, crisis preparedness and corporate reputational risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

•

The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Company, under the supervision of the Audit Committee, has established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to the Company’s senior management and the Audit Committee.

•	The Finance Committee is responsible for overseeing risks related to the Company’s investments, financing activities and world-wide insurance programs.

•

The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices. For a detailed discussion of the Company’s efforts to manage compensation related risks, see Compensation Related Risk Assessment.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and the Company’s corporate governance. In this regard, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board and its committees, plans for Board member succession, executive officer succession plans and reviews transactions between the Company and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest.

•	The Strategy Committee is responsible for overseeing risks related to the Company’s significant strategic transactions, including mergers and acquisitions and licensing transactions.

Compensation Related Risk Assessment

We believe that the Company’s executive and employee compensation plans are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on the Company. In particular, the Compensation Committee considered the following elements of the Company’s compensation plans and policies when evaluating whether our plans and policies encourage our executives and employees to take unreasonable risks:

•	The Company’s base salary component of compensation does not encourage risk taking because it is a fixed amount.

•

The Company’s Board of Directors approves a corporate operational plan with goals that it believes are appropriate and reasonable in light of past performance and current market conditions. The Company’s annual operational plan is the basis for the performance targets in the Company’s annual variable cash compensation plans.

•

For the Company’s variable cash compensation plans, awards are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•

For the Company’s variable cash compensation plans, we select performance measures that we believe are less susceptible to manipulation than other performance measures that we could select (for example, earnings per share).

•

The Company models amounts payable under proposed variable cash compensation plan structures against various scenarios and assesses those payouts as a percentage of non-GAAP earnings per share, non-GAAP corporate operating income and other variables.

•

All of the Company’s executive and corporate variable cash compensation plans are capped at 200% so as to prevent award payments in excess of specific returns to the business and our stockholders, even if the Company dramatically exceeds its performance or financial targets.

•

The Company uses restricted stock units as well as stock options for equity awards to provide a balanced equity portfolio to executives creating a level of diversification to withstand market fluctuations that might incent unreasonable risk if holdings were limited to options.

•

Assuming achievement of a threshold level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could engender excessive risk taking.

•

The Company has implemented a performance-vesting restricted stock unit program that awards our executives with restricted stock units based on the operational performance of the Company. This program is capped at 125% of target awards to prevent excessive compensation or risk taking on the part of the participants.

•

The Company has implemented a Long Term Incentive Plan which awards our executives with restricted stock units based on the performance of our Common Stock over a three-year period providing executives with strong incentives to increase stockholder value over the long-term. This plan is capped at 200% of target awards to prevent excessive compensation or risk taking on the part of the participants.

•

The Company’s Compensation Committee, or in the case of the Company’s President and Chief Executive Officer, the independent members of the Board of Directors, determine achievement levels under the Company’s variable cash compensation plan and performance-vesting restricted stock unit awards in their discretion after reviewing Company and executive performance.

•

The Company’s executive stock ownership policy requires executives to hold significant levels of stock, which aligns an appropriate portion of their personal wealth to the long-term performance of the Company.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board of Directors met nine times during the year ended December 31, 2009 and acted by written consent on three occasions. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which he or she served during fiscal 2009. The Board of Directors has standing Audit, Compensation, Finance, Nominating and Corporate Governance and Strategy committees. Each committee has a written charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually.

Audit Committee

The Audit Committee of the Board of Directors currently consists of Messrs. Demo (Chair), Dow, Hirji and Sullivan, each of whom served on the Audit Committee after June 2009. Prior to June 2009, the Audit Committee consisted of Messrs. Demo, Hirji and Morin. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that each of Messrs. Demo, Dow, Hirji and Sullivan qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Messrs. Demo’s, Dow’s, Hirji’s and Sullivan’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Messrs. Demo, Dow, Hirji and Sullivan any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

The Audit Committee met eleven times during the year ended December 31, 2009. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available in the Corporate Governance section of the Company’s website at

http://www.citrix.com/site/aboutCitrix/governance/.

As described more fully in its charter, the Audit Committee oversees the Company’s accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee:

•	reviews the financial reports and related disclosure provided by the Company to the SEC, the Company’s stockholders or the general public;

•	reviews the Company’s internal financial and accounting controls;

•	oversees the appointment, compensation, retention and work performed by any independent registered public accounting firms engaged by the Company;

•	oversees procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations;

•	oversees the Company’s internal audit function;

•

serves as the Qualified Legal Compliance Committee of the Company in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated by the SEC thereunder;

•

recommends, establishes and monitors procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	engages advisors as necessary; and

•	determines the funding from the Company that is necessary or appropriate to carry out the Audit Committee’s duties.

Finance Committee

The Finance Committee of the Board of Directors currently consists of Messrs. Demo (Chair), Dow, Hirji and Sullivan, each of whom served on both the Finance Committee and the Audit Committee after June 2009. Prior to June 2009, the Finance Committee consisted of Messrs. Demo, Hirji and Morin. The Finance Committee advises the Board of Directors and, in certain instances, acts on behalf of the Board of Directors, on matters relating to the Company’s investment policies, financing activities and world-wide insurance programs.

The Board of Directors has determined that each member of the Finance Committee meets the independence requirements promulgated by Nasdaq. Because the members of the Finance Committee serve on the Audit Committee, the Finance Committee met jointly with the Audit Committee twice during the year ended December 31, 2009 to, among other items, review investment policy. The Finance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/.

Compensation Committee

The Compensation Committee currently consists of Messrs. Bogan and Morin (Chair), and Ms. Caldwell, each of whom served on the Compensation Committee after June 2009. Prior to June 2009, the Compensation Committee consisted of Messrs. Bogan, Dow and Sullivan and Ms. Caldwell. The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to executive officers of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of stockholders in accordance with applicable rules and regulations.

In fulfilling its role, the Compensation Committee also:

•	reviews and makes recommendations to the management of the Company on company-wide compensation programs and practices;

•	approves the salary, variable cash, equity-based and other compensation arrangements of the Company’s senior executive officers reporting directly to the President and Chief Executive Officer;

•	recommends, subject to approval by the entire Board of Directors, the salary, variable cash, equity-based and other compensation arrangements of the Company’s President and Chief Executive Officer;

•	appoints, retains, terminates and oversees the work of any independent experts and consultants and reviews and approves the fees and retention terms for such consultants;

•	establishes policies and procedures for the grant of equity-based awards and periodically reviews the Company’s equity award grant policy;

•	recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments to those plans;

•	evaluates the Company’s compensation philosophy and reviews actual compensation for consistency with the Company’s compensation philosophy;

•	reviews and recommends for inclusion in the Company’s annual proxy statement the Compensation Discussion and Analysis section; and

•	reviews and discusses with the Board of Directors succession plans for the Company’s President and Chief Executive Officer and other executive officers.

The Compensation Committee has the authority to engage its own outside advisors, including experts in particular areas of compensation, as it determines appropriate, apart from counsel or advisors hired by management. In 2009, the Compensation Committee retained Radford Consulting, an independent compensation consultant, which we refer to as Radford, to assist the committee in evaluating the compensation of the Company’s executive officers and directors. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the role of Radford in the compensation review process.

The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined by the rules of the Nasdaq Global Select Market. In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, and is a “non-employee” director as defined under Section 16 of the Exchange Act.

The Compensation Committee met nine times during the year ended December 31, 2009 and acted by written consent on two occasions. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available in the Corporate Governance section of the Company’s website at

http://www.citrix.com/site/aboutCitrix/governance/.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors currently consists of all of the Company’s independent directors, Messrs. Bogan (Chair), Demo, Dow, Hirji, Morin, Sullivan and Ms. Caldwell, each of whom served on the Nominating and Corporate Governance Committee throughout 2009. In June 2009, Mr. Bogan became the Chair, succeeding Mr. Dow.

The Nominating and Corporate Governance Committee:

•	reviews and makes recommendations to the Board of Directors regarding the Board of Directors’ composition and structure;

•	establishes criteria for membership on the Board of Directors and evaluates corporate policies relating to the recruitment of members of the Board of Directors;

•	recommends to the Board of Directors the nominees for election or re-election as directors at the Annual Meeting of Stockholders;

•	reviews policies and procedures with respect to transactions between the Company and its officers, directors, affiliates of officers and directors or other related parties; and

•	establishes, implements and monitors policies and processes regarding principles of corporate governance in order to ensure the Board of Directors’ compliance with its fiduciary duties to the Company and its stockholders. As described above in the section entitled Policies Governing Director Nominations, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq. The Nominating and Corporate Governance Committee met four times during the year ended December 31, 2009. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at

http://www.citrix.com/site/aboutCitrix/governance/.

Strategy Committee

The Strategy Committee of the Board of Directors, which was formed on May 27, 2009, currently consists of Messrs. Bogan, Demo and Dow (Chair). The Strategy Committee is responsible for overseeing matters relating to potential mergers, acquisitions, divestitures and other key strategic transactions outside the ordinary course of the Company’s business.

In fulfilling its role, the Strategy Committee also:

•	reviews, and provides guidance to management and the Board of Directors with respect to, the Company’s strategy for corporate strategic transactions;

•	assists management and the Board of Directors with the review of proposals made by management for corporate strategic transactions, when and as appropriate;

•	periodically reviews with management prospective candidates for corporate strategic transactions, when and as appropriate;

•	reviews periodic reports from management on completed corporate strategic transactions;

•	reviews, considers and makes recommendations to the Board of Directors regarding corporate strategic transactions having a transaction price as estimated by management to be greater than that delegated to management under any delegation of authority from the Board of Directors;

•	provides periodic reports to the Board of Directors of any corporate strategic transactions being considered, or authorized and approved, by management;

•

notifies the Nominating and Corporate Governance Committee of the Board of Directors of any conflict of interest or related party transaction that comes to the attention of the Committee in the exercise of its duties under the charter;

•	reviews and assesses the adequacy of the charter periodically as conditions dictate and recommend any modifications to the charter, if and when appropriate, to the Board of Directors for its approval;

•

exercises such additional powers and duties as may be reasonable, necessary or desirable, in the Committee’s discretion, to fulfill its duties under the charter. Specifically, the Committee may appoint, retain, terminate and oversee the work of any advisors and approve such advisors’ fees and retention terms; and

•	performs any other activities or responsibilities as may be delegated to the Committee, from time to time, by the Board of Directors.

The Board of Directors has determined that each member of the Strategy Committee meets the independence requirements promulgated by Nasdaq. The Strategy Committee met once during the year ended December 31, 2009. The Strategy Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at

http://www.citrix.com/site/aboutCitrix/governance/.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at

http://www.citrix.com/site/aboutCitrix/governance/.

Report of the Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Messrs. Demo (Chair), Dow, Hirji and Sullivan, each of whom served on the Audit Committee after June 2009. Prior to June 2009, the Audit Committee consisted of Messrs. Demo, Hirji and Morin. Each of Messrs. Demo and Hirji qualifies as an “audit committee financial expert” under the rules of the SEC. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In May 2009, the Audit Committee reviewed the adequacy of its charter. In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accountants. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

During the year ended December 31, 2009, the Company’s independent registered public accounting firm was Ernst & Young LLP (“Ernst & Young”). Ernst & Young was responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Ernst & Young also performed audit-related services, tax services and other permissible non-audit services for the Company during 2009, as described more fully below.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the consolidated financial statements of the Company on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the

year ended December 31, 2009, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed the Company’s disclosure controls and procedures and internal control over financial reporting. The Audit Committee reviewed with Ernst & Young, who is responsible for expressing an opinion on the fairness of the Company’s consolidated financial statements in conformity with accounting principles generally acceptable in the United States, Ernst & Young’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as independent registered public accountants are required to discuss with the Audit Committee under auditing standards of the PCAOB. In addition, the Audit Committee has reviewed the services provided by Ernst & Young and discussed with Ernst & Young its independence from management and the Company, including the matters in the written disclosures required by PCAOB Rule 3526 and considered the compatibility of non-audit services with the registered public accountants’ independence.

The Audit Committee discussed with Ernst & Young the overall scope and plan for their annual audit for 2009. The Audit Committee met separately with Ernst & Young in its capacity as the Company’s independent registered public accountants for the Company, with and without management present, to discuss the results of Ernst & Young’s procedures, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting, as applicable.

The Audit Committee has reviewed the audited consolidated financial statements of the Company at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 and has discussed them with both management and Ernst & Young. In connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, the Audit Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit

Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards Nos. 89 and 90 (Audit Adjustments and Communications with Audit Committees, respectively), as currently in effect. This discussion included, among other things, a review with management of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit Committee also reviewed the Company’s quarterly financial statements during 2009 and discussed them with both the management of the Company and Ernst & Young prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s quarterly reports on Form 10-Q for its first, second and third fiscal quarters of 2009, the Audit Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act.

During the course of the year ended December 31, 2009, management completed the documentation, testing and valuation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young at Audit Committee meetings held throughout the year. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in the fiscal year ending December 31, 2010.

The Audit Committee monitors the activity and performance of Ernst & Young. All services provided by Ernst & Young have been pre-approved by the Audit Committee. The Audit Committee’s evaluation of the performance of Ernst & Young included, among other things, the amount of fees paid to Ernst & Young for audit and permissible non-audit services in 2009. Information about Ernst & Young’s fees for 2009 is discussed below in this Proxy Statement under Ratification and Appointment of Independent Registered Public Accounting Firm.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Murray J. Demo (Chair)

Stephen M. Dow

Asiff S. Hirji

Godfrey R. Sullivan

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides comprehensive information about the 2009 compensation for the following executive officers (our “named executive officers”):

•	Mark B. Templeton, President and Chief Executive Officer

•	David J. Henshall, Senior Vice President and Chief Financial Officer

•	Alvaro J. Monserrat, Senior Vice President, Sales and Services

•	David R. Friedman, General Counsel and Senior Vice President, Human Resources

•	J. Gordon Payne, Senior Vice President, Desktop Division

Objectives of Our Executive Compensation Programs

The compensation that we offer our executives is designed to reflect our principles of integrity, fairness and transparency – concepts that have continually underscored the design and delivery of the compensation opportunity at Citrix. We believe our compensation programs should emphasize sustainable corporate growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We also believe that lavish perquisites (such as a company plane), “golden parachutes,” and bonuses unrelated to the Company’s performance are inconsistent with our executive compensation principles. Furthermore, while the establishment of variable compensation targets for our executives necessarily involves judgment, the actual payouts against those targets are based on pre-determined, objective financial criteria reflective of our operating plan and indicative of positive business growth.

Over the last decade, the objectives of our executive compensation programs have been to:

•	provide competitive compensation that attracts, motivates and retains high-performing talent; and

•	align the long-term interests of management with those of our stockholders by linking a significant portion of total cash and equity compensation to financial performance and the achievement of strategic goals.

These objectives still hold true today and are reflected in the compensation decisions we made in 2009. Despite a challenging period of global recession and economic uncertainty in the information technology industry, we followed our established annual process of analysis and planning, continued our practice of full Board engagement in the evaluation and compensation review of our President and Chief Executive Officer, froze executive salaries, made no discretionary adjustments in performance targets nor exchanged stock options with out-of-the-money exercise prices. Rather, we looked to focus our executives on our strategy of profitable growth and to further align their interests with those of our stockholders. For example, in 2009 we introduced an equity-based long term incentive program for our executives with the goal of driving both relative and absolute stockholder returns. Furthermore, we continued to improve our compensation policies by adopting a policy against entering into new single-trigger severance or change of control agreements and strengthening our existing stock ownership requirements. These improvements build on our policy changes in recent years, such as the elimination of tax gross-ups in our executive change of control agreements in 2008.

Going forward, we anticipate that retaining our executive talent will become an increasing focus of our executive compensation programs. Because of our historical success and the unique skills of our executives in the new and meaningful virtualization markets, our executives are highly attractive candidates for roles at larger companies or more senior roles at smaller companies. While sticking to our principles, we’ll seek ways to respond to this challenge in ways that preserve and enhance stockholder value.

Elements of Compensation

The elements of compensation that the Compensation Committee uses to accomplish our objectives include:

•	base salary;

•	variable cash compensation;

•	equity-based long-term incentives; and

•	benefits.

The Compensation Committee considered each of these items in determining the individual compensation package for our executive officers.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed by the Compensation Committee and include an analysis of all elements of compensation separately and in the aggregate. In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts to assist it. In 2009, Radford Consultants, a global compensation services firm, was retained to provide advisory services to aid the Compensation Committee in its oversight of executive compensation. In addition, our legal, finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs.

Throughout 2009, the Compensation Committee held seven meetings with management, our human resources department and representatives of Radford to:

•	review our compensation objectives;

•	review the actual compensation of our executive officers for consistency with our objectives;

•	analyze trends in executive compensation;

•

assess our variable cash compensation structure, as well as the plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the business and stockholders. Among other things, this included modeling amounts payable under proposed plan structures against various scenarios and assessing those payouts as a percentage of non-GAAP earnings per share and non-GAAP corporate operating income and other variables;

•	assess our equity-based awards programs against our objectives of executive incentive, retention and alignment with stockholder interests;

•	benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group; and

•	review recommendations for 2009 compensation for appropriateness relative to our compensation objectives.

Beginning in November 2008, and at several meetings throughout the first quarter of 2009, the Compensation Committee reviewed proposed compensation programs and packages for our executive officers for 2009, which were prepared by management and evaluated by our finance department for consistency with our operating plan. In March 2009, the Compensation Committee approved the proposed 2009 Variable Cash Compensation Plan and also approved individual compensation packages for our executive officers, except for our President and Chief Executive Officer. Later in March 2009, after significant analysis, the Compensation Committee discussed the compensation package of our President and Chief Executive Officer with our Board of Directors. Thereafter the package recommended by the Compensation Committee was approved by our Board of Directors.

Evaluation Criteria

In determining the amount and mix of the target compensation elements, the Compensation Committee relies upon its judgment about the scope and strategic impact of each individual executive officer’s role. In setting final compensation targets for our executive officers in 2009, the Compensation Committee considered many factors, including:

•	the performance and experience of each individual;

•	the scope and strategic impact of the executive officer’s responsibilities;

•	our past business and segment performance and future expectations;

•	our long-term goals and strategies;

•	past compensation levels of each individual and of our executives as a group;

•	relative levels of compensation among the officers;

•	the amount of each compensation component in the context of the executive officer’s total compensation and other benefits;

•

for each executive officer, other than our President and Chief Executive Officer, the evaluations and recommendations of our President and Chief Executive Officer and each executive officer’s self-evaluation;

•	for our President and Chief Executive Officer, his self-evaluation, the evaluations of each of his direct reports and from each member of our Board of Directors; and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

Role of the Independent Compensation Consultant

During 2009, Radford reported directly to the Compensation Committee for purposes of advising it on executive compensation matters. The Compensation Committee provided Radford with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of executive total direct compensation packages to be conducted by Radford. In particular, for all executive officer positions, Radford was instructed to benchmark all components of compensation, including base salary, total target compensation (base salary plus variable cash compensation), total actual cash compensation and equity-based long-term incentive awards. Next, the Compensation Committee instructed Radford to review the public disclosure by our peer companies concerning their executive compensation practices and to review our internal compensation model and guidelines and compare them to our peer companies and actual compensation practices. Finally, Radford was instructed to test whether the compensation packages for each of our executive officers was competitive with the market and reasonable given our performance relative to our peers as measured by revenue growth, operating income growth, diluted earnings per share growth and total stockholder return, each on a one-and three-year basis.

Throughout the fourth quarter of 2008 and the first quarter of 2009, Radford attended meetings of the Compensation Committee, both with and without members of management present, and interacted with members of our human resources department with respect to its assessment of the compensation packages of our executive officers. Once Radford, working in conjunction with our human resources department, completed its preliminary analysis of our executive compensation, they presented a report to the Compensation Committee in February 2009, and the Compensation Committee reviewed the analysis and provided Radford with feedback and further direction for follow-up analysis.

Other Services Performed by Affiliates of Radford

During 2009, our accounting department engaged Aon Consulting, an affiliate of Aon, Radford’s parent company, as a resource to assist in the determination of the fair value of certain performance-based equity awards and to verify assumptions we use to determine the fair value of our equity-based awards. Additionally, Aon has historically been retained by our treasury department to serve as our broker of record for our world-wide insurance lines. The services purchased from Aon in 2009 were overseen by the Audit Committee of our Board of Directors and were not approved by the Compensation Committee. In total, fees paid to Aon during 2009 for services not related to Radford’s work with our Compensation Committee were $206,000.

Our Use of Benchmarks and Peer Group Analysis

The Compensation Committee annually conducts a competitive analysis of the compensation paid to our executive officers and reviews the compensation practices of our peer group and of the software industry overall. As in prior years, the analysis for 2009 measured our compensation opportunities for executives and actual compensation paid against information from the following sources:

•	independent, commercially available surveys on executive compensation within the software industry, tailored to reflect our relative market capitalization and revenue, including:

¡	the May 2008 Radford Analytic Services Equity Trends Report;

¡	the July 2009 Radford Analytic Services Equity Trends Report;

¡	the 2008/2009 Radford U.S. Executive Survey; and

¡	the 2008/2009 Radford U.S. Benchmark Survey.

•

an internally-prepared benchmark analysis using commercially available survey data and information from publicly filed reports from a group of 17 peer technology companies, or the peer group, specifically identified by the Compensation Committee.

This peer group was limited to technology companies that are our competitors or those that are close comparisons in terms of sales, industry and/or market capitalization and who may compete with us for executive talent. Our Compensation Committee annually evaluates the composition of the peer group and adjusts the composition of the peer group for factors such as recent acquisitions of peer companies or new markets that we have entered. The companies in the 2009 peer group were:

Company	FY End Mkt Cap. ($ in millions)	FY End Stock Price	Revenues ($ in millions)	Net Income ($ in millions)	EPS	Employees
Adobe Systems	$12,136.7	$23.16	$3,579.9	$871.8	$1.59	7,335
Autodesk	$9,476.8	$41.15	$2,171.9	$356.2	$1.47	7,300
BMC Software	$6,211.4	$32.52	$1,731.6	$313.6	$1.57	5,800

Cadence Design Systems	$968.4	$3.66	$1,038.6	$(1,854.0)	$(7.29)	4,900
Compuware	$1,920.5	$7.34	$1,229.6	$134.4	$0.47	6,344
F5 Networks	$1,862.3	$23.38	$650.2	$74.3	$0.89	1,694
Fair Isaac	$1,117.4	$23.05	$744.8	$81.2	$1.64	2,480

Juniper Networks	$9,142.6	$17.51	$3,572.4	$511.7	$0.93	7,014
McAfee	$5,327.2	$34.57	$1,600.1	$172.2	$1.08	5,600
Novell	$1,600.5	$4.66	$956.5	$(12.3)	$(0.04)	4,000

Parametric Technology	$2,138.0	$18.40	$1,070.3	$79.7	$0.68	5,087

Riverbed Technology	$787.6	$11.39	$333.3	$10.6	$0.14	857

Salesforce.com	$6,192.9	$51.91	$748.7	$18.4	$0.15	2,606
Sybase	$2,006.9	$24.77	$1,131.9	$138.6	$1.64	3,995
Synopsys	$2,595.3	$18.28	$1,337.0	$190.0	$1.29	5,691
Verisign	$3,669.6	$19.08	$961.7	$92.6	$0.46	3,297
VMware	$9,254.6	$23.69	$1,881.0	$290.1	$0.73	6,700

We use the benchmarks as one of several factors to determine appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. Our executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual targets. Nevertheless, we would generally expect that, in the aggregate, the total cash compensation we pay to our executives would compare reasonably to the total cash compensation paid to the executives whose companies were included in the peer group and the Radford surveys, and this was the case in 2009.

The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and use independent outside consultants for similar services in the future.

Components of Compensation

Base Salary Freeze

In January 2009, we implemented a strategic restructuring program and steps to reduce our headcount by approximately 450 full-time positions. In connection with our 2009 restructuring program, the Compensation Committee determined that all our executive officers would not receive any base salary increases in 2009. In addition, variable cash compensation targets for executive officers, expressed as a percentage of base salary, remained at 2008 levels.

Generally, salary levels for our executive officers are based on internally-developed ranges informed by an analysis of compensation data reported for similar positions and roles for companies in our peer group. In setting the ranges, the midpoints of these ranges generally correspond to the 50th percentile of salaries paid to executive officers with comparable responsibilities at the benchmarked peer group and surveyed companies and within the overall software and high technology industry. Whether individual compensation targets are below or above our midpoint is determined by the considerations mentioned above.

Variable Cash Compensation

Our variable cash compensation is based on internally-developed guidelines and ranges, the midpoints of which generally correspond to the 50th percentile of similar variable cash compensation provided to officers in similar positions at companies included in the selected benchmarks. For 2009, this translated into target awards that ranged from 55% to 112.5% of base salary, depending on the role of the executive and the other factors discussed above.

As in prior years, in 2009, our Compensation Committee adopted a Variable Cash Compensation Plan for the benefit of our executive officers. Our Variable Cash Compensation Plan is overseen by the Compensation Committee, and administrative tasks are delegated to management. Consistent with our operating plan, the financial targets and attainment levels for variable cash compensation are adjusted to exclude certain GAAP measurements, including amortization of intangible assets primarily related to business combinations, non-cash charges associated with the expensing of equity-based compensation, charges recorded in connection with our 2009 restructuring program and any other items adjusted from our GAAP results in our reported earnings. In addition, the Compensation Committee and our Board of Directors retain the right to amend, alter or terminate our Variable Cash Compensation Plan at any time. This right provides the Compensation Committee and our Board of Directors the discretion to decrease or increase payouts to account for extraordinary circumstances and to balance the interests of the plan participants with the interests of our stockholders. In 2009, despite the uncertainty in our operating environment, the Compensation Committee did not adjust the resulting payouts under the Variable Cash Compensation Plan or our 2009 performance-based restricted stock unit awards discussed below.

Components of Variable Cash Compensation

Participants in our Variable Cash Compensation Plan received variable cash compensation awards for 2009 based upon the achievement of objective financial goals, which included targets based on reported revenue and non-GAAP corporate operating margin, and achievement of MBOs relating to specific strategic, operational, organizational and individual goals that supported our 2009 corporate objectives. To focus the leadership team on achievement of key corporate objectives, the Compensation Committee increased the weight placed on the MBO component of total variable cash compensation from 10% in 2008 to 15%, resulting in a corresponding reduction in the weight of the financial component to 85%. The MBO component included a shared goal of $25 million in revenue in 2009 from sales of our XenDesktop product as well as goals for each executive related to his respective business areas.

Financial Component

To ensure the integrity of our operational plan, and to safeguard stockholder value, the payout levels under our Variable Cash Compensation Plan are designed to motivate performance that meets or exceeds our financial plan objectives while mitigating undue exposure for under-performance of these objectives. We rigorously test our plan design to ensure that the structure and possible outcomes do not create incentives for our executives to take unnecessary and excessive risks that would impact our long-term value.

The financial targets for our Variable Cash Compensation Plan are first developed through our annual planning process, which commences in the fall of each year and culminates in a final approval from our Board of Directors early in the plan year. In our 2009 annual financial plan, we targeted aggressive growth relative to overall forecasted growth for the information technology industry and improved profitability relative to our profitability in 2008.

Annually, we model all potential award payouts generated by various performance attainment levels against corporate goals for revenue, non-GAAP earnings per share and non-GAAP corporate operating margin. We also model the likely impact on stockholder value based on achieving various revenue and non-GAAP earnings per share and corporate operating income targets. This modeling helps to inform threshold, target and maximum payout levels for the plan and ensures that Variable Cash Compensation Plan awards, when viewed relative to non-GAAP earnings per share and corporate operating margin goals, are appropriate and provide the right balance of compensation to our executives for actual results versus returns to the business and our stockholders.

For 2009, each executive’s variable cash compensation award was based 85% on the achievement of financial targets established by the Compensation Committee, consistent with our annual operating plan. Our Variable Cash Compensation Plan weighted these financial components as follows:

•	50% for achieving a reported revenue target of $1.613 billion; and

•	50% for achieving a non-GAAP corporate operating margin target of 23.68%.

Our Variable Cash Compensation Plan provided for a premium in the event of overachievement of targets, capped at 200% of the target payout amount, and a reduction in the event of underachievement of targets, depending on actual results. The following maximum performance amounts would have resulted in a payout of 200% of the target amount:

•	achievement of a reported revenue of $1.863 billion; and

•	achievement of a non-GAAP corporate operating margin of 26.70%.

Our Variable Cash Compensation Plan also contained minimum performance requirements that needed to be met before any award could be earned, including

•	achievement of a reported revenue of no less than $1.363 billion; and

•	achievement of a non-GAAP corporate operating margin of no less than 20.70%.

Furthermore, no payouts could occur under our Variable Cash Compensation Plan if the company achieved less than $1.53 of non-GAAP earnings per share in 2009.

When actual performance falls between the threshold and the target performance level or between the target and maximum performance level, payouts are calculated using a graduated slope to provide for the fair distribution of operating profit for overachievement and appropriate compensation reductions for underachievement, as applicable.

MBO Component

In 2009, in an effort to further align our executive compensation with our corporate strategy, the Compensation Committee determined that the MBO component of our Variable Cash Compensation Plan would account for 15% of each executive officer’s potential variable cash compensation and that the targets would be measureable and aligned with specific strategic, operational and people goals, including:

•	one shared team strategic objective of XenDesktop product revenue of $25 million; and

•

additional individual goals based on the executive’s strategic, operational and organizational role, including goals targeted to operational efficiency, organizational development, development and strengthening of go-to-market channels, product development and brand awareness.

Our Chief Executive Officer recommended for approval by the Compensation Committee an MBO achievement rating for each executive officer, other than himself, based on such executive’s performance and a self-evaluation of his individual MBOs. Depending on his performance, an executive officer would be entitled to a payout between 0% and 125% of the target MBO. Our Compensation Committee recommended to our Board of Directors, and our Board of Directors determined, the MBO achievement for our Chief Executive Officer based on his performance and informed by his self-evaluation and an evaluation of our Chief Executive Officer by his direct reports.

Target Cash Compensation Mix

The Compensation Committee’s decision to maintain 2008 levels for base salaries and target payouts under our Variable Cash Compensation Plan along with the 5% shift in weight from the financial component to the MBO component, resulted in the following target mix of cash compensation for our executive officers, expressed both as a percentage of total targeted cash compensation and in dollars:

	Target Cash Compensation Mix ($ and % of Total Target Cash Compensation)
	Base Salary		Variable Cash - Financial		Variable Cash - MBO		Total Cash Compensation
	($)	(%)	($)	(%)	($)	(%)	($)	(%)
President and Chief Executive Officer	800,000	47.1	765,000	45.0	135,000	7.9	1,700,000	100
Senior Vice President and Chief Financial Officer	435,000	58.8	258,825	35.0	45,675	6.2	739,500	100
Senior Vice President, Sales and Services	375,000	50.0	318,750	42.5	56,250	7.5	750,000	100
General Counsel and Senior Vice President, Human Resources	395,000	64.5	184,663	30.2	32,588	5.3	612,251	100
Senior Vice President, Desktop Division	325,000	58.8	193,375	35.0	34,125	6.2	552,500	100

Determination of Awards

In the first quarter of 2010, our Senior Vice President and Chief Financial Officer reviewed and approved the calculations of financial target attainment levels and the 2009 award amounts payable to executive officers that were generated by members of our human resources department in accordance with the terms of our Variable Cash Compensation Plan. These financial target and MBO attainment levels and award calculations were presented to the Compensation Committee for its review and approval at a meeting held in February 2010. At that meeting, the Compensation Committee determined that the reported revenue target of $1.613 billion was 100.1% attained and the non-GAAP corporate operating margin target of 23.68% was 100.8% attained. Based on these attainment levels, the Compensation Committee determined that each of our executive officers participating in our Variable Cash Compensation Plan was entitled to receive a variable cash compensation award equal to 103.55% of the financial component of his variable cash compensation target award. At the same meeting, the Compensation Committee determined that the shared team strategic objective of XenDesktop product revenue of $25 million was fully attained and that individual MBO targets for each executive officer, except for our President and Chief Executive Officer, were attained according to achievement ratings recommended by our Chief Executive Officer, with individual MBO ratings resulting in payouts ranging from 120% to 125% of each executive’s MBO component. Later in February 2010, our Board of Directors determined that the individual targets for our President and Chief Executive Officer were attained, with his individual MBO rating resulting in a payout of 120% of his MBO component.

The table below summarizes the payments approved by our Compensation Committee under our Variable Cash Compensation Plan expressed both in dollars and as a percentage of the overall target award for 2009. We paid each of the executive officers listed below his variable cash compensation award in the first quarter of 2010.

	Total Target Variable Cash Compensation Award ($)	Variable Cash – Financial Component ($)	Variable Cash – MBO Component ($)	Total Variable Cash Compensation Paid ($)	Difference between Total Paid and Target Award ($)	Percentage of Target Award Paid (%)
President and Chief Executive Officer	900,000	792,158	162,000	954,158	54,158	106.0
Senior Vice President and Chief Financial Officer	304,500	268,013	57,094	325,107	20,607	106.8
Senior Vice President, Sales and Services	375,000	330,066	67,500	397,566	22,566	106.0
General Counsel and Senior Vice President, Human Resources	217,250	191,218	40,083	231,301	14,051	106.5

Senior Vice President, Desktop Division	227,500	200,240	40,950	241,190	13,690	106.0

Equity-Based Long-Term Incentives

The purpose of our equity-based long-term incentives is to attract and retain high performing employees, further align employee and stockholder interests and continue to closely link employee compensation with company performance. Our equity-based long-term incentive program is an essential component of the total compensation package offered to employees, reflecting the importance that we place on motivating and rewarding superior results with long-term and performance-based incentives.

Portfolio Approach to Equity-Based Awards

Since 2006, we have granted to executive officers a portfolio of equity-based awards consisting of a mix of both stock options and restricted stock units (both performance-based and service-based) pursuant to our 2005 Equity Incentive Plan, or the 2005 Plan. We believe that a mix of stock options and restricted stock units provides an effective incentive for our high performers to remain with us and continue to perform at a high level. Furthermore, the portfolio offering of both options and restricted stock units has important benefits to our executives, our company and our stockholders. For executives, it provides portfolio diversification and leverages the advantages of each vehicle in motivating our executives to drive our business objectives. For our company and its stockholders, option value is driven by stock price appreciation (to align our interest with that of our stockholders), performance-based restricted stock units drive the achievement of key business objectives and service-based restricted stock units drive retention of our executives. In addition, the use of restricted stock units furthers our goals of reducing dilution, burn rate and overhang by reducing the number of shares of Common Stock subject to equity-based awards.

Annually, the Compensation Committee reviews our targeted mix of stock options and restricted stock units and in 2009 found that our portfolio approach to equity-based compensation is reasonably designed to achieve our goals of retention, providing incentives for high performers, management of our shares outstanding and stockholder alignment.

For 2009, the Compensation Committee decided to continue the established equity mix of stock options and restricted stock unit awards so that 50% of the value of the total equity package was comprised of stock options and 50% was comprised of restricted stock units (30% of total value represented in performance-based restricted stock units and 20% of total value represented in service-based restricted stock units) to provide an appropriate balance among the elements of compensation awarded to our executive officers.

Because restricted stock units are full value awards, the number of restricted stock units that need to be granted to reach the 50% value threshold is less than the number of options that would be required to reach the same value level. The Compensation Committee has determined that each time-vesting share represented by a restricted stock unit is equivalent to three stock option shares, and each performance-vesting share represented by a restricted stock unit is equivalent to two and one-half stock option shares. Annually, the Compensation Committee reviews these ratios of option based instruments to full value awards to ensure an appropriately balanced portfolio of equity-based awards.

Equity-Based Award Grant Levels

When establishing equity grant levels for our executive officers, the Compensation Committee considers the existing number and value of vested and unvested stock, stock option and restricted stock unit ownership among the executive officers relative to each other and to our employees as a whole, previous grants of equity-based awards to our executive officers, our overhang of equity-based awards and targeted burn rates for equity-based awards, the vesting schedules of previously granted equity-based awards, as well as the various other factors described above. In addition, the Compensation Committee reviews the equity-based award grant levels of executive officers in our peer group. Individual awards are then determined after assessing the executive’s performance, strategic impact on the business given his role and experience and his potential to drive execution of our future business objectives. In 2009, the data from our benchmarking suggested that in the aggregate equity-based long-term incentive grants made in 2009 were at about the 50th percentile of reported equity-based awards made by our peer group companies.

Stock Option Awards

Our executive officers generally receive annual stock option awards in two grants, which are pre-determined to follow our quarterly earnings releases. See Equity Award Grant Policy below. As part of our 2009 restructuring program discussed above, we changed the timing of our annual grant process such that all annual equity-based awards, including awards to our executive officers, were made on one grant date in March 2009.

Restricted Stock Unit Awards

Pursuant to the 2005 Plan, we may grant executive officers both performance-based restricted stock units and service-based restricted stock units. Once vested, each restricted stock unit represents the right to receive one share of our Common Stock. The grants of restricted stock unit awards are based upon the same factors used to evaluate stock option grants.

In 2009, the performance criteria and attainment levels for grants of performance-based restricted stock units were based upon successful achievement of a non-GAAP corporate operating margin target of 23.68%. These performance-based restricted stock unit awards were awarded with a non-GAAP corporate operating margin target to closely link the executives’ performance-based equity compensation with the overall financial performance of the company. The number of restricted stock units underlying a performance-based award is generally determined one year after the date of the award based on the achievement of the specific performance objective. If the performance goal is less than 90% attained, then no performance-based restricted stock units will be issued pursuant to the authorized award. For performance at and above 90% attainment, the number of performance-based restricted stock units issued is based on a graduated slope, with the maximum number of performance-based restricted stock units issuable pursuant to the award capped, for 110% attainment, at 125% of the target number of restricted stock units set forth in the award agreement. Once the number of restricted stock units is determined, the units are subject to service-based vesting as described below.

In February 2010, our Compensation Committee determined that the non-GAAP corporate operating margin target of 23.68% under our 2009 performance-based restricted stock unit awards to our executive officers was 100.8% attained. Based on the graduated payout slope, this attainment translated to a payout of 100% of the 2009 target award for performance-based restricted stock units, which restricted stock units were subject to vesting and other requirements of the restricted stock unit agreements.

The performance-based restricted stock units vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement. Under the terms of the restricted stock unit agreements, no shares of stock may be issued to settle restricted stock units until the performance criteria has been met and the number of restricted stock units underlying the award is determined.

In addition to the performance-based restricted stock units described above, in 2006 we began granting service-based restricted stock units to our executive officers in accordance with the objectives outlined above. Consistent with this practice, in the March

2009, we entered into restricted stock unit agreements with our executive officers for service-based restricted stock unit awards that were not subject to performance criteria and that vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement.

The following table summarizes our 2009 equity-based awards to our executive officers:

	Stock Option Awards (#)	Performance- Based Restricted Stock Unit Awards (#)(1)	Service- Based Restricted Stock Unit Awards (#)
President and Chief Executive Officer	137,500	33,000	18,333
Senior Vice President and Chief Financial Officer	55,000	13,200	7,333
Senior Vice President, Sales and Services	50,000	12,000	6,666
General Counsel and Senior Vice President, Human Resources	47,500	11,400	6,333
Senior Vice President, Desktop Division	47,500	11,400	6,333

(1)	Reflects actual number of restricted stock units our executive officers were determined to have earned under the terms of their 2009 performance-based restricted stock unit agreements.

Long-Term Incentive Plan

In 2009 we instituted a long-term incentive program, or LTIP, for our executive officers to provide further focus and alignment with our profitable growth strategy. Both the LTIP plan design and structure reinforce executive actions supportive of stockholder interests. Executives will be rewarded only if they generate both relative and absolute stockholder returns; and, as executives will be required to hold awarded shares until termination or retirement, they will be further motivated to take actions that foster sustainable growth and avoid unnecessary and excessive risks that may threaten our long-term value.

Under the LTIP, our executives have the opportunity to earn restricted stock units based on the performance of our Common Stock against a weighted average of specific market indices over a three-year period ending December 31, 2011. The number of shares of our Common Stock issuable upon settlement of these LTIP awards is generally determined after the end of the three-year period and is issuable to the executive only if the executive has remained employed by us throughout the three-year period. Further, after LTIP awards have vested, the executive must hold the shares until the earlier of termination or retirement, and LTIP awards are forfeited if the executive is terminated for cause.

The number of shares of Common Stock issuable upon settlement of the LTIP restricted stock units is determined by comparing the performance of our Common Stock to the performance of a weighted average of specific market indices over the same three-year period. We measure performance based on the difference between the average closing price for the last 30 business days of the three-year period and the closing price on the last business day before the start of the three-year period. If our Common Stock outperforms the market indices by 33% or more, each executive officer will vest in a number of restricted stock units equal to his target award multiplied by the percentage by which the appreciation of our Common Stock exceeded the appreciation of the market indices, up to a maximum of 200% if our Common Stock outperforms the market indices by 200% or more. If our Common Stock does not outperform the market indices by at least 33%, then no restricted stock units vest. Furthermore, to ensure that restricted stock units vest only if we increase stockholder value in absolute terms, no restricted stock units vest if our Common Stock does not appreciate by at least 10% during the three-year performance period.

In order to ensure that we are measuring our performance against both the market as a whole and companies within our industry, the Compensation Committee decided to measure our stock appreciation against the weighted average of the S&P 500 (GSPC) and the S&P North American Technology (S&P GSTI (IGM)) indices. The S&P 500 (GSPC) index provides a broad measure of market performance, and the S&P North American Technology index reflects the performance of technology companies, including members of our peer group. We place relatively more weight on the S&P 500 (GSPC) index (2/3) than on the S&P North American Technology index (1/3) because it provides a broader measure of overall market performance.

The following table summarizes the target LTIP awards granted to our executive officers in May 2009:

LTIP Target Awards (#)
President and Chief Executive Officer	60,000
Senior Vice President and Chief Financial Officer	20,300
Senior Vice President, Sales and Services	25,000
General Counsel and Senior Vice President, Human Resources	14,483
Senior Vice President, Desktop Division	15,167

Equity Award Grant Policy

In 2007, the Compensation Committee adopted the Citrix Systems, Inc. Equity Award Grant Policy, or the Awards Policy. The Awards Policy enhances our controls with respect to grants of equity awards by establishing procedures for approving and predetermining the dates on which awards will be made. Pursuant to the Awards Policy, unless a different date is set by our Board of Directors or the Compensation Committee, annual grants of stock options are made in two installments, with 50% being granted on the last business day in April and 50% being granted on the last business day in July, and annual grants of full value awards (for example, restricted stock and restricted stock units) are made 100% on the last business day in March on or prior to March 30th. The Awards Policy also establishes fixed grant dates for new hire and performance grants. An employee’s eligibility to receive an award as of a particular, fixed grant date is subject to the time of the month in which the employee’s employment begins or promotion is effective or, if later, the date on which all documentation necessary for the approval of the grant is obtained. A copy of our Awards Policy is available at the Corporate Governance section of our website at http://www.citrix.com/site/aboutCitrix/governance/ under Governance Documents.

In the first quarter of 2009, the Compensation Committee approved a change to the timing of our granting of annual stock option and restricted stock unit awards to executive officers and other key employees in light of our 2009 restructuring program adopted by our Board of Directors in January 2009. The Compensation Committee determined that, in order to enhance employee retention and morale following the implementation of the 2009 restructuring program, our 2009 annual grants of stock options and restricted stock unit awards would be made in a single installment on the first business day in March instead of in two installments in April and July.

Executive Stock Ownership Guidelines

In 2008, to further align the interests of our executive officers with the interests of our stockholders, our Board of Directors adopted stock ownership guidelines for our executive officers. These guidelines were revised in March 2010 to increase our stock holding requirements. Pursuant to our current guidelines, our Chief Executive Officer is expected to own at least 100,000 shares of our Common Stock, our Chief Financial Officer is expected to own at least 25,000 shares and each other executive officer is expected to own at least 20,000 shares of Common Stock. Each of our executive officers is expected to hold such shares for so long as he is one of our executive officers. Executive officers are expected to meet these guidelines within four years of the date of his appointment as an executive officer. Our current executive officers are permitted an additional two years from their original compliance deadline to comply with our increased stock holding requirements. Failure to satisfy the stock holding guidelines when required to do so will result in suspension of an executive officer’s ability to sell shares of our Common Stock until the requisite ownership levels are reached. Our executive officers may accumulate shares of our Common Stock through stock option exercises, settlement of restricted stock units or other awards and open market purchases made in compliance with applicable securities laws, our policies or any other equity plans we may adopt from time to time. Shares of our Common Stock beneficially owned (unless the executive officer disclaims beneficial ownership of the shares) and vested restricted stock and LTIP units count towards the satisfaction of the ownership guidelines.

Additionally, under our policies, our employees, including our executive officers, and directors are not permitted to engage in the following transactions with respect to our stock: sell short, buy or sell puts, calls or other derivatives of our stock, buy our stock on margin, hold an account containing our stock that is, or is linked to, a margin account, or pledge our stock as collateral for a loan.

Policy Regarding Severance Payments

In 2009, the Compensation Committee adopted a policy providing that we will not enter into any new agreements, or materially amend any existing agreements, with our executive officers that provides the executive officer with severance payments following a change in control, except in the case of a double-trigger termination event (that is, upon the termination of the executive’s employment without cause or for good reason following a change in control).

Benefits

Our executive officers participate in our broad-based employee benefit plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid by executive officers under these plans. We offer a stock purchase plan, under which our employees may purchase Common Stock at a 15% discount from the fair market value of our Common Stock on the last business day of the purchase period (determined by reference to the closing price of our Common Stock on such date), and a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis and which provides a matching contribution from our company. We also maintain insurance and other benefit plans for our employees. Our executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees, which reflects industry standards and their relative base salary levels. Our executive officers also receive reimbursement for annual health physicals. During 2009, we did not offer any non-qualified deferred compensation plans or supplemental retirement plans to our executives. For more information, please refer to the Summary Compensation Table below.

We have always limited the perquisites that are made available to our executives. Our executives are entitled to few benefits that are not otherwise available to all employees and generally provided to ensure comparable coverage levels for insurance and health care relative to market practice in our industry sector. In this regard, it should be noted that we do not provide pension arrangements or similar benefits to our executives or employees, other than a 401(k) program, in which all of our employees, including our executive officers, may participate and defined contribution plans required by applicable law in certain jurisdictions outside the United States, in which none of our named executive officers participate.

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2009, 2008 and 2007 earned by or paid to our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and our three other most highly-compensated executive officers, referred to as our Named Executive Officers, as determined in accordance with applicable SEC rules (to the extent these individuals were Named Executive Officers for any such years).

SUMMARY COMPENSATION TABLE

FOR THE 2009, 2008 AND 2007 FISCAL YEARS

Name and Principal Position	Year	Salary ($)*	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark B. Templeton	2009	800,000	—		2,480,880	899,291	954,158	—	34,205	(2)	5,168,534
President and Chief	2008	775,000	—		1,282,719	1,465,150	479,664	—	40,789		4,043,322
Executive Officer	2007	675,000	120,924	(3)	2,484,593	1,230,570	637,210	—	125,841		5,274,138

David J. Henshall	2009	435,000	—		902,956	359,717	325,107	—	16,502	(4)	2,039,282
Senior Vice President and	2008	425,000	—		641,343	617,903	162,286	—	12,252		1,858,784
Chief Financial Officer	2007	383,750	—		757,340	461,464	233,720	—	11,552		1,847,826

Alvaro J. Monserrat	2009	375,000	—		979,000	327,015	397,566	—	17,419	(5)	2,096,000
Senior Vice President,	2008	348,915	1,000		454,225	452,608	230,722	—	15,640		1,503,110
Sales and Services	2007	—	—		—	—	—	—	—		—

David R. Friedman	2009	395,000	—		706,165	310,664	231,301	—	18,094	(6)	1,661,224
General Counsel and Senior	2008	390,000	—		513,094	1,009,700	115,786	—	14,383		2,042,963
Vice President, Human Resources	2007	375,000	563,985	(7)	697,550	699,019	186,612	—	336,852		2,859,018

J. Gordon Payne	2009	325,000	—		722,691	310,664	241,190	—	16,728	(8)	1,616,273
Senior Vice President,	2008	—	—		—	—	—	—	—		—
Desktop Division	2007	—	—		—	—	—	—	—		—

*

Each year, our compensation levels are determined during our first fiscal quarter and become effective April 1. The amounts represented in this table reflect compensation actually paid during the fiscal year.

(1)

These amounts represent the aggregate grant date fair value of restricted stock unit and option awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 24, 2010. These amounts do not represent the actual amounts paid to or realized by the executive for these awards during fiscal years 2009, 2008 or 2007. The value as of the grant date for stock options and restricted stock awards is recognized over the number of days of service required for the grant to become vested. In the case of performance-based restricted stock units, the fair value is reported for the probable outcome, which is 100% achievement. The fair value of awards at the maximum level of achievement for performance-based restricted stock units for 2009 is as follows: Mark Templeton $828,713; David Henshall $331,485; Alvaro Monserrat $ 301,350; David R. Friedman $286,283; and J. Gordon Payne $286,283. In the case of LTIP awards, the reported fair value is the same at both the probable and maximum levels of outcome.

(2)	Includes spousal travel reimbursement ($2,628), 401(k) matches made by our company ($7,350) and premiums for split-dollar life insurance and disability policies ($19,227).
(3)	Cash payment in the amount of Mr. Templeton’s excise tax liability under Section 409A. See our Current Report on Form 8-K filed with the SEC on January 31, 2008 for additional information.
(4)	Includes 401(k) matches made by our company ($7,350) and premiums for split-dollar life insurance and disability policies ($4,151).
(5)	Includes spousal travel reimbursement ($2,032), 401(k) matches made by our company ($7,278) and premiums for split-dollar life insurance and disability policies ($3,108).
(6)	Includes 401(k) matches made by our company ($7,350) and premiums for split-dollar life insurance and disability policies ($5,744).
(7)	Cash payment in the amount of Mr. Friedman’s excise tax liability under Section 409A. See our Current Report on Form 8-K filed with the SEC on January 31, 2008 for additional information.
(8)	Includes 401(k) matches made by our company ($7,350) and premiums for split-dollar life insurance and disability policies ($4,378).

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2009 to the Named Executive Officers. Grants of equity incentive plan awards to each Named Executive Officer were made pursuant to the 2005 Plan and grants of non-equity inventive plan awards to each Named Executive Officer were made pursuant to our Variable Cash Compensation Plan. There can be no assurance that the Grant Date Fair Value of the Stock Awards and Stock Options listed below will ever be realized.

GRANTS OF PLAN-BASED AWARDS TABLE

FOR THE 2009 FISCAL YEAR

Name	Grant Date	Comp. Comm. Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Mark B. Templeton	3/2/09	2/26/09				16,500	33,000	41,250				662,970
	3/2/09	2/26/09							18,333			368,309
	3/2/09	2/26/09								137,500	$20.09	899,291
	3/13/09	3/13/09	108,000	900,000	1,800,000
	5/2/09	3/13/09				20,000	60,000	120,000				1,449,600

David J. Henshall	3/2/09	2/25/09				6,600	13,200	16,500				265,188
	3/2/09	2/25/09							7,333			147,320
	3/2/09	2/25/09								55,000	$20.09	359,717
	3/13/09	3/13/09	36,540	304,500	609,000
	5/2/09	3/13/09				6,766	20,300	40,600				490,448

Alvaro J. Monserrat(6)	3/2/09	2/25/09				6,000	12,000	15,000				241,080
	3/2/09	2/25/09							6,666			133,920
	3/2/09	2/25/09								50,000	$20.09	327,015
	3/13/09	3/13/09	45,000	375,000	750,000
	5/2/09	3/13/09				8,333	25,000	50,000				604,000

David R. Friedman	3/2/09	2/25/09				5,700	11,400	14,250				229,026
	3/2/09	2/25/09							6,333			127,230
	3/2/09	2/25/09								47,500	$20.09	310,664
	3/13/09	3/13/09	26,070	217,250	434,500
	5/2/09	3/13/09				4,827	14,483	28,966				349,909

J. Gordon Payne	3/2/09	2/25/09				5,700	11,400	14,250				229,026
	3/2/09	2/25/09							6,333			127,230
	3/2/09	2/25/09								47,500	$20.09	310,664
	3/13/09	3/13/09	27,300	217,250	434,500
	5/2/09	3/13/09				5,055	15,167	30,334				366,435

(1)

On February 10, 2010, the Compensation Committee determined that the reported revenue target was 100.1% attained and the non-GAAP corporate operating margin was 100.8% attained, resulting in a financial component attainment of 103.55%. The Compensation Committee also determined that the individual MBO targets were exceeded for all Named Executive Officers and, as a result of the financial and MBO attainments, Mr. Templeton received a variable cash compensation award of $954,158, Mr. Henshall received a variable cash compensation award of $325,107, Mr. Monserrat received a variable cash compensation award of $397,566, Mr. Friedman received a variable cash compensation award of $231,301, and Mr. Payne received a variable cash compensation award of $241,190. See Non-Equity Incentive Plan Compensation in the Summary Compensation Table included in this proxy statement.

(2)

On February 10, 2010, the Compensation Committee determined that the non-GAAP corporate operating margin target was 100.8% attained and awarded each participating executive restricted stock units pursuant to each restricted stock unit agreement. Based on the Compensation Committee’s determination each executive received the target number of performance-based restricted stock unit awards.

(3)	The exercise price of all stock options granted under our 2005 Plan is equal to the closing price of the Common Stock on the date of grant.
(4)

The grant date fair value of awards in this column reflects the fair value of such awards, excluding estimated forfeitures and using actual forfeitures, if any. The assumptions we used for calculating the grant date fair value are set forth in notes 2 and 7 to the financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. In the case of performance-based restricted stock units, the fair value is reported for the number of shares actually awarded based on achievement of the performance criteria.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under Compensation Discussion and Analysis. A description of the application of those policies and practices to each of the Named Executive Officers for the year ended December 31, 2009 is set forth below. In 2009, because of our restructuring program, the Compensation Committee determined that all our executive officers, including the Named Executive Officers discussed below, would not receive any base salary increases in 2009. In addition, variable cash compensation targets for executive officers, including the Named Executive Officers discussed below, expressed as a percentage of base salary remained at 2008 levels.

President and Chief Executive Officer

As President and Chief Executive Officer, Mark Templeton is responsible for overseeing all of our corporate functions, product groups and divisions, go-to-market activities and directing us to ensure the attainment of our revenue and profit goals. Working in concert with our Board of Directors, Mr. Templeton formulates current and long-term company plans and objectives, and represents us in relations with our customers and the business and non-business communities. Based on a recommendation of the Compensation Committee, our Board of Directors determines compensation for our President and Chief Executive Officer using the same factors it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater performance-based opportunities through equity-based long-term and variable cash compensation. In assessing the compensation paid to Mr. Templeton, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

In addition, the Compensation Committee uses a formal evaluation process, which includes meetings held in executive session, to help assess the performance of our President and Chief Executive Officer. This process consists of an annual self-evaluation by Mr. Templeton against the personal performance objectives and targets established at the beginning of the year by Mr. Templeton and our Board of Directors, which is submitted to the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee after the conclusion of each year. Each member of our Board of Directors and each senior executive officer who reports directly to Mr. Templeton also annually completes an evaluation of Mr. Templeton’s performance versus our internal leadership standards. Following an assessment of Mr. Templeton’s performance, the Compensation Committee reviews the total compensation package for Mr. Templeton, including base salary, variable cash compensation and equity-based compensation, as described below.

Base Salary. As a result of the 2009 salary freeze for executive officers, Mr. Templeton’s annual base salary remained at $800,000.

Variable Cash Compensation. For 2009, Mr. Templeton was awarded cash compensation of $954,158 in accordance with our Variable Cash Compensation Plan, an increase from his 2008 award of $479,664. The increase in Mr. Templeton’s 2009 variable cash compensation is primarily due to our 2008 operational performance, which under the 2008 Variable Cash Compensation Plan led to only a 53.3% payout of Mr. Templeton’s target variable cash compensation award. Mr. Templeton’s 2009 variable cash compensation award was determined in accordance with the criteria outlined in our Variable Cash Compensation Plan. Under our Variable Cash Compensation Plan, the financial component of Mr. Templeton’s target variable cash compensation award for 2009 (which comprised 83% of his total target award) was as follows:

•	50% for achieving a reported revenue target; and

•	50% for achieving a non-GAAP corporate operating margin target.

In addition to the shared strategic objective of $25 million of XenDesktop product revenue in 2009, the MBO component of Mr. Templeton’s target variable cash compensation award for 2009 (which comprised 17% of his total target award) consisted of goals related to product integration and simplification, brand awareness, cost structure optimization, increasing go-to-market productivity, the development of standardized internal services, organizational structure, employee engagement and talent development.

Because of the 2009 salary freeze for executive officers, Mr. Templeton’s target variable cash compensation award for 2009 was maintained at 112.5% of his base salary, which was his 2008 level. This balance between base compensation and Mr. Templeton’s target variable cash compensation award is consistent with our objective of placing relatively more emphasis on variable cash compensation for our President and Chief Executive Officer to ensure close alignment of his interests with the interests of our stockholders.

Consistent with our pay-for-performance objective and in light of our actual achievement against the targets reported in the Compensation Discussion and Analysis above, Mr. Templeton received 103.5% of the financial component of his 2009 target award and 120% of the MBO component of his 2009 target award, resulting in an overall variable cash compensation award equal to 106.0% of his 2009 target award.

Equity-Based Long-Term Incentive. In line with our special 2009 annual grant process, the Board of Directors on March 2, 2009 granted Mr. Templeton options to purchase 137,500 shares of our Common Stock subject to our standard vesting schedule. In addition, on March 2, 2009, our Board of Directors granted Mr. Templeton a performance-based restricted stock unit award pursuant to which Mr. Templeton was eligible to earn restricted stock units based on the achievement of our 2009 non-GAAP corporate operating margin target. In February 2010, Mr. Templeton received 33,000 restricted stock units based on our achieving 100.8% of our non-GAAP corporate operating margin target. On March 2, 2009, Mr. Templeton was also granted 18,333 service-based restricted stock units, which vest in three equal annual installments. On May 1, 2009, our Board of Directors granted Mr. Templeton a target LTIP award of 60,000 restricted stock units, subject to the three-year performance requirements described in the Compensation Discussion and Analysis above. The size of the annual option grant and the number of restricted stock units potentially awardable under each restricted stock unit award were determined in accordance with the factors discussed above. See the Grants of Plan Based Awards Table.

Senior Vice President and Chief Financial Officer

Base Salary. As Senior Vice President and Chief Financial Officer, David Henshall is responsible for overseeing our relations with our investors, budgeting and planning, financial accounting, financial operations, tax, treasury, information technology and supply chain management. Mr. Henshall is also responsible for our financial plans and policies and the establishment of our overall financial strategy. As Senior Vice President and Chief Financial Officer, Mr. Henshall works closely with our President and Chief Executive Officer to drive our overall growth and stockholder returns. As a result of the 2009 salary freeze for executive officers, Mr. Henshall’s annual base salary remained at $435,000.

Variable Cash Compensation. For 2009, Mr. Henshall was awarded cash compensation of $325,107 in accordance with our Variable Cash Compensation Plan, an increase from his 2008 award of $162,286. The increase in Mr. Henshall’s 2009 variable cash compensation is primarily due to our 2008 operational performance, which under the 2008 Variable Cash Compensation Plan led to only a 53.3% payout of Mr. Henshall’s target variable cash compensation award. Mr. Henshall’s 2009 variable cash compensation award was determined in accordance with the criteria outlined in our Variable Cash Compensation Plan. Under our Variable Cash Compensation Plan, the financial component of Mr. Henshall’s target variable cash compensation award for 2009 (which comprised 82% of his total award) was the same as that detailed above for Mr. Templeton; and in addition to the shared strategic objective of $25 million of XenDesktop product revenue in 2009, the MBO component of Mr. Henshall’s target variable cash compensation award for 2009 (which comprised 18% of his total award) consisted of goals related to financial planning, cost structure optimization, further development of internal systems and organizational development.

Because of the 2009 salary freeze for executive officers, Mr. Henshall’s target variable cash compensation award for 2009 was set at 70% of his base salary, the same level as was set in 2008.

Consistent with our pay-for-performance philosophy and in light of our actual achievement against the targets reported in the Compensation Discussion and

Analysis above, Mr. Henshall received 103.5% of the financial component of his 2009 target award and 125% of the MBO component of his 2009 target award, resulting in an overall variable cash compensation award equal to 106.8% of his 2009 target award.

Equity-Based Long-Term Incentive. In line with our special 2009 annual grant process, the Compensation Committee awarded Mr. Henshall options to purchase 55,000 shares of our Common Stock granted in full on March 2, 2009 and subject to our standard vesting schedule. In addition, on March 2, 2009, the Compensation Committee granted Mr. Henshall a performance-based restricted stock unit award pursuant to which Mr. Henshall was eligible to earn restricted stock units based on the achievement of our 2009 non-GAAP corporate operating margin target. In February 2010, Mr. Henshall received 13,200 restricted stock units under this award because we achieved 100.8% of our non-GAAP corporate operating margin target. On March 2, 2009, the Compensation Committee also granted a service-based restricted stock unit award to Mr. Henshall for 7,333 restricted stock units, which vest in three equal annual installments. On May 1, 2009, our Compensation Committee granted Mr. Henshall a target LTIP award of 20,300 restricted stock units, subject to the three-year performance requirements described in the Compensation Discussion and Analysis above. The size of the option grant and the number of restricted stock units potentially awardable under each restricted stock unit agreement were determined in accordance with the factors discussed above. See the Grants of Plan Based Awards Table.

Senior Vice President, Sales and Services

Base Salary. As Senior Vice President, Sales and Services, Alvaro Monserrat is responsible for our worldwide sales efforts and our channel and distribution network. As a result of the 2009 salary freeze for executive officers, Mr. Monserrat’s annual base salary remained at $375,000.

Variable Cash Compensation. For 2009, Mr. Monserrat was awarded cash compensation of $397,566 in accordance with our Variable Cash Compensation Plan, an increase from his 2008 award of $230,722. Because of his promotion in July of 2008, Mr. Monserrat participated in our Variable Cash Compensation Plan for only a portion of 2008 and participated in our Vice President Compensation Plan for the balance of 2008. Mr. Monserrat’s 2009 variable cash compensation award was determined in accordance with the criteria outlined in our Variable Cash Compensation Plan. Under our Variable Cash Compensation Plan, the financial component of Mr. Monserrat’s target variable cash compensation award for 2009 (which comprised 83% of his total award) was the same as that detailed above for Mr. Templeton; and in addition to the shared strategic objective of $25 million of XenDesktop product revenue in 2009, the MBO component of Mr. Monserrat’s target variable cash compensation award for 2009 (which comprised 17% of his total award) consisted of goals related to building a systems integrator distribution channel, development of our sales operations function and organizational development.

Because of the 2009 salary freeze for executive officers, Mr. Monserrat’s target variable cash compensation award for 2009 was set at 100% of his base salary, the same level as was set in 2008.

Consistent with our pay-for-performance philosophy and in light of our actual achievement against the targets reported in the Compensation Discussion and Analysis above, Mr. Monserrat received 103.5% of the financial component of his 2009 target award and 120% of the MBO component of his 2009 target award, resulting in an overall variable cash compensation award equal to 106.0% of his 2009 target award.

Equity-Based Long-Term Incentive. In line with our special 2009 annual grant process, the Compensation Committee awarded Mr. Monserrat options to purchase 50,000 shares of our Common Stock granted in full on March 2, 2009 and subject to our standard vesting schedule. In addition, on March 2, 2009, the Compensation Committee granted Mr. Monserrat a performance-based restricted stock unit award pursuant to which Mr. Monserrat was eligible to earn restricted stock units based on the achievement of our 2009 non-GAAP corporate operating margin target. In February 2010, Mr. Monserrat received 12,000 restricted stock units under this agreement because we achieved 100.8% of our non-GAAP corporate operating margin target. On March 2, 2009, the Compensation Committee granted Mr. Monserrat a service-based restricted stock unit award pursuant to which Mr. Monserrat was granted 6,666 restricted stock units, which vest in three equal annual installments. On May 1, 2009, our Compensation Committee granted Mr. Monserrat a target LTIP award of 25,000 restricted stock units, subject to the three-year performance requirements described in the Compensation Discussion and Analysis above. The size of the option grant and the number of restricted stock units potentially awardable under each restricted stock unit agreement were determined in accordance with the factors discussed above. See the Grants of Plan Based Awards Table.

General Counsel and Senior Vice President, Human Resources

Base Salary. As General Counsel and Senior Vice President, Human Resources, David Friedman is our principal legal and human resources executive. In his General Counsel role, Mr. Friedman is involved in the oversight of acquisitions, commercial transactions, corporate governance initiatives, regulatory, litigation and other legal matters. As our principal human resources executive, Mr. Friedman leads our strategic efforts to recruit and manage our employees and develop competitive pay and benefits practices. As a result of the 2009 salary freeze for executive officers, Mr. Friedman’s annual base salary remained at $395,000.

Variable Cash Compensation. For 2009, Mr. Friedman was awarded cash compensation of $231,301 in accordance with our Variable Cash Compensation Plan, an increase from his 2008 award of $115,786. The increase in Mr. Friedman’s 2009 variable cash compensation is primarily due to our 2008 operational performance, which under the 2008 Variable Cash Compensation Plan led to only a 53.3% payout of Mr. Friedman’s target variable cash compensation award. Mr. Friedman’s 2009 variable cash compensation award was determined in accordance with the criteria outlined in our Variable Cash Compensation Plan. Under our Variable Cash Compensation Plan, the financial component of Mr. Friedman’s target variable cash compensation award for 2009 (which comprised 83% of his total award) was the same as that detailed above for Mr. Templeton; and in addition to the shared strategic objective of $25 million of XenDesktop product revenue in 2009, the MBO component of Mr. Friedman’s target variable cash compensation award for 2009 (which comprised 17% of his total award) consisted of goals related to succession planning, centralization of legal and human resource functions, employee retention and further development of organizational development tools.

Because of the 2009 salary freeze for executive officers, Mr. Friedman’s target variable cash compensation award for 2009 was set at 55% of his base salary, the same level as was set in 2008.

Consistent with our pay-for-performance philosophy and in light of our actual achievement against the targets reported in the Compensation Discussion and Analysis above, Mr. Friedman received 103.5% of the financial component of his 2009 target award and 123% of the MBO component of his 2009 target award, resulting in an overall variable cash compensation award equal to 106.5% of his 2009 target award.

Equity-Based Long-Term Incentive. In line with our special 2009 annual grant process, our Compensation Committee on March 2, 2009 granted Mr. Friedman options to purchase 47,500 shares of our Common Stock subject to our standard vesting schedule. In addition, on March 2, 2009, our Compensation Committee granted Mr. Friedman a performance-based restricted stock unit award pursuant to which Mr. Friedman was eligible to earn restricted stock units based on the achievement of our 2009 non-GAAP corporate operating margin target. In February 2010, Mr. Friedman received 11,400 restricted stock units under this agreement because we achieved 100.8% of our non-GAAP corporate operating margin target. On March 2, 2009, the Compensation Committee granted Mr. Friedman a service-based restricted stock unit award pursuant to which Mr. Friedman was granted 6,333 restricted stock units, which vest in three equal annual installments. On May 1, 2009, our Compensation Committee granted Mr. Friedman a target LTIP award of 14,483 restricted stock units, subject to the three-year performance requirements described in the Compensation Discussion and Analysis above. The size of the option grant and the number of restricted stock units potentially awardable under each restricted stock unit agreement were determined in accordance with the factors discussed above. See the Grants of Plan Based Awards Table.

Senior Vice President and General Manger, Desktop Division

Base Salary. As Senior Vice President of our Desktop Division, J. Gordon Payne is responsible for leading our largest product division. As a result of the 2009 salary freeze for executive officers, Mr. Payne’s annual base salary remained at $325,000.

Variable Cash Compensation. For 2009, Mr. Payne was awarded cash compensation of $241,190 in accordance with our Variable Cash Compensation Plan. Mr. Payne’s 2009 variable cash compensation award was determined in accordance with the criteria outlined in our Variable Cash Compensation Plan. Under our Variable Cash Compensation Plan, the financial component of Mr. Payne’s target variable cash compensation award for 2009 (which comprised 83% of his total award) was the same as that detailed above for Mr. Templeton; and in addition to the shared strategic objective of $25 million of XenDesktop product revenue in 2009, the MBO component of Mr. Payne’s target variable cash compensation award for 2009 (which comprised 17% of his total award) consisted of goals related to driving product simplification, development of a new self-service model for enterprise IT, operating expense reductions, cross-divisional product development and product design improvements.

Because of the 2009 salary freeze for executive officers, Mr. Payne’s target variable cash compensation award for 2009 was set at 70% of his base salary, the same level as was set in 2008.

Consistent with our pay-for-performance philosophy and in light of our actual achievement against the targets reported in the Compensation Discussion and Analysis above, Mr. Payne received 103.5% of the financial component of his 2009 target award and 120% of the MBO component of his 2009 target award, resulting in an overall variable cash compensation award equal to 106.0% of his 2009 target award.

Equity-Based Long-Term Incentive. In line with our special 2009 annual grant process, on March 2, 2009 our Compensation Committee granted Mr. Payne options to purchase 47,500 shares of our Common Stock subject to our standard vesting schedule. In addition, on March 2, 2009, our Compensation Committee granted Mr. Payne a performance-based restricted stock unit award pursuant to which Mr. Payne was eligible to earn restricted stock units based on the achievement of our 2009 non-GAAP corporate operating margin target. In February 2010, Mr. Payne received 11,400 restricted stock units under this award because we achieved 100.8% of our non-GAAP corporate operating margin target. On March 2, 2009, the Compensation Committee granted Mr. Payne a service-based restricted stock unit award pursuant to which Mr. Payne was granted 6,333 restricted stock units, which vest in three equal annual installments. On May 1, 2009, our Compensation Committee granted Mr. Payne a target LTIP award of 15,167 restricted stock units, subject to the three-year performance requirements described in the Compensation Discussion and Analysis above. The size of the option grant and the number of restricted stock units potentially awardable under each restricted stock unit agreement were determined in accordance with the factors discussed above. See the Grants of Plan Based Awards Table.

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2009 for each of the Named Executive Officers

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009 TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Mark B. Templeton	2,817	—	$35.49	7/31/2011	(3)
	112,183	—	$35.49	7/31/2011	(3)
	23,438	—	$16.78	2/29/2012	(3)
	35,155	—	$15.25	2/29/2012	(3)
	12,480	—	$5.60	7/31/2012	(3)
	55,296	—	$5.60	7/31/2012	(3)
	2,344	—	$12.00	3/3/2013	(3)
	14,843	—	$12.00	3/3/2013	(3)
	33,746	—	$18.05	7/31/2013	(3)
	2,505	—	$39.92	4/27/2011
	67,495	—	$39.92	4/27/2011
	70,000	—	$31.77	7/30/2011
	72,223	27,777	$39.86	9/30/2012
	20,313	—	$34.71	2/1/2013	(4)
	34,723	27,777	$32.75	4/29/2013
	29,515	32,985	$26.64	7/30/2013
	—	137,500	$20.09	3/2/2014
						18,374	(5)	764,542
						26,110	(6)	1,086,437
						18,333	(7)	762,836
						—		—	33,000	(8)	1,373,130
									60,000	(9)	2,496,600

David J. Henshall	2,852	—	$14.36	4/13/2013	(3)
	57,148	—	$14.36	4/13/2013	(3)
	15,000	—	$27.96	11/20/2010
	43,750	—	$39.92	4/27/2011
	43,750	—	$31.77	7/30/2011
	27,084	10,416	$39.86	9/30/2012
	17,362	13,888	$32.75	4/29/2013
	14,758	16,492	$26.64	7/30/2013
	—	55,000	$20.09	3/2/2014
						3,765	(5)	156,662
						13,054	(6)	543,177
						7,333	(7)	305,126
						—		—	13,200	(8)	549,252
									20,300	(9)	844,683

Alvaro J. Monserrat	4,675	—	$85.50	2/14/2010	(3)
	92,825	—	$85.50	2/14/2010	(3)
	2,187	—	$35.03	7/1/2011	(3)
	12,813	—	$35.01	7/1/2011	(3)
	660	—	$35.49	7/31/2011	(3)
	7,840	—	$35.49	7/31/2011	(3)
	18,057	6,943	$39.86	9/30/2012
	4,168	3,332	$32.75	4/29/2013
	1,044	3,956	$26.64	7/30/2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
	12,502	17,498	$30.03	9/1/2013
	—	50,000	$20.09	3/2/2014
						2,809	(5)	116,882
						3,133	(6)	130,364
						6,666	(10)	277,372
						6,666	(7)	277,372
						—		—	12,000	(8)	499,320
									25,000	(9)	1,040,250

David R. Friedman	2,552	—	$18.05	7/31/2013	(3)
	2,917	—	$18.05	7/31/2013	(3)
	14,000	—	$39.92	4/27/2011
	14,000	—	$31.77	7/30/2011
	23,612	1,388	$31.93	1/31/2012
	27,084	10,416	$39.86	9/30/2012
	45,647	—	$34.71	1/31/2013	(4)
	13,891	11,109	$32.75	4/29/2013
	11,809	13,191	$26.64	7/30/2013
	—	47,500	$20.09	3/2/2014
						3,765	(5)	156,661
						10,444	(6)	434,575
						6,333	(7)	263,516
									11,400	(8)	474,354
									14,483	(9)	602,638

J. Gordon Payne	3,111	—	$22.50	4/28/2010
	680	—	$23.83	7/28/2010
	2,820	—	$23.83	7/28/2010
	25,000	—	$39.92	4/28/2011
	25,000	—	$31.77	7/31/2011
	7,223	2,777	$39.86	10/1/2012
	25,000	12,500	$36.83	12/3/2012
	6,946	5,554	$32.75	4/30/2013
	5,905	6,595	$26.64	7/31/2013
	—	47,500	$20.09	3/2/2014
						1,003	(5)	41,735
						3,916	(11)	162,945
						5,221	(6)	217,246
						6,333	(7)	263,516
									11,400	(8)	474,354
									15,167	(9)	631,099

(1)	Unless otherwise indicated in the table, options vest at a rate of 1/3 of the shares underlying the stock option one year from the date of grant and at a rate of 1/36 monthly thereafter.
(2)	Based on a per share price of $41.61, which was the closing price per share of our Common Stock on the last business day of the 2009 fiscal year (December 31, 2009).
(3)	These options vested at a rate of 25% of the shares underlying the option one year from the date of grant and at a rate of 2.08% monthly thereafter.
(4)	These options vested in twelve monthly installments beginning on March 1, 2008.
(5)	These units vest on October 1, 2010.
(6)	These units vest in two equal annual installments on April 30, 2010 and 2011.
(7)	These units vest as to 33.4% of the award on March 2, 2010 and as to 33.3% of the award on each of March 2, 2011 and March 2, 2012.
(8)

Represents the actual number of restricted stock units earned in the first quarter of 2010 pursuant to agreements entered into in 2009. These units vest as to 33.4% of the award on March 2, 2010 and as to 33.3% of the award on each of March 2, 2011 and March 2, 2012.

(9)	Represents the target number of restricted stock units that will vest on December 31, 2011 pursuant to the executive’s LTIP award if our Common Stock outperforms the market indices by 33%.
(10)	These units vest in two equal annual installments on September 2, 2010 and 2011.
(11)	These units vest on December 3, 2010.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock option exercises and restricted stock unit vesting, during the year ended December 31, 2009 under our equity incentive plans and the corresponding amounts realized by the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED TABLE

FOR THE 2009 FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark B. Templeton	739,885	$4,198,342	18,375	$699,720
David J. Henshall	135,000	$1,903,976	8,766	$333,809
Alvaro J. Monserrat	78,091	$940,675	26,145	$984,066
David R. Friedman	46,119	$592,014	7,266	$276,689
J. Gordon Payne	61,069	$855,515	4,920	$189,077

(1)	Based on the closing price per share of our Common Stock on the date on which restricted stock units vested and were settled.

Potential Payments upon Termination or Change in Control

Our executives are “at will” employees and are not offered contractual severance arrangements. We, however, have entered into change in control agreements with our President and Chief Executive Officer as well as with our other Named Executive Officers, referred to as our Senior Executive Officers.

Specifically, these agreements continue in full force until the earlier of (a) the date we terminate the employment of the executive for “cause” or the failure by the executive to perform his full-time duties by reason of his death or disability, (b) the resignation or termination of the executive’s employment for any reason prior to a change in control, (c) the termination of the executive’s employment with us after a change in control for any reason other than the occurrence of a terminating event, or (d) the date which is 18 months after a change in control if the executive is still employed by us.

These agreements are intended to provide for continuity of management during a change in control and align the interest of our executives with those of our stockholders so as to maximize the value to stockholders from any such change in control. These agreements provide for certain benefits in the event that the executive’s employment is terminated following a change in control of our company, including severance payments, benefit continuation and acceleration of vesting on outstanding equity-based awards.

In the event Mr. Templeton is terminated without cause or if Mr. Templeton resigns his position for any reason in the twelve-month period following a change in control, he is entitled to receive a lump sum payment equal to two times the sum of his annual base salary plus his target variable cash compensation, both determined as of the date his employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, Mr. Templeton will receive certain benefits, including health, dental and life insurance, for two years following the date of termination. In 2009, we adopted a policy against entering into new single-trigger severance or change of control agreements.

In the event that, during the twelve-month period following a change in control, any of our Senior Executives are terminated, other than for cause, or any of our Senior Executives terminates his employment for “good reason,” such Senior Executive is entitled to receive a lump sum payment equal to one and a half times his annual base salary plus his target variable cash compensation, both determined as of the date such Senior Executive’s employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, our Senior Executives will receive certain benefits, including health, dental and life insurance, for 18 months following the date of termination.

Under the change in control agreements, a change in control would include any of the following events:

•	any “person,” as defined in the Exchange Act, as amended, acquires 30% or more of our voting securities;

•

the consummation of a consolidation, merger or sale or other disposition of all or substantially all of our assets in which our stockholders would beneficially own less than 50% of our voting securities after such transaction;

•	a majority of our current directors are replaced; and

•	our stockholders approve a plan or proposal for our liquidation or dissolution.

In addition, upon a change in control, all stock options and other equity-based awards, such as restricted stock units, granted to Mr. Templeton will immediately accelerate and become fully exercisable as of the effective date of the change-in-control. In the event that, during the twelve-month period following a change in control, any of our Senior Executives are terminated, other than for cause, or any of our Senior Executives terminates his employment for “good reason,” all stock options and other equity-based awards, such as restricted stock units, granted to our Senior Executives will immediately accelerate and become fully exercisable. Other than LTIP awards, for each performance equity-based award for which the number of options, units or shares has not yet been determined, the performance criteria set forth in the award agreement will be deemed to be 100% attained, and that executive will be issued the base number of options, units or shares set forth in his award agreement. For the LTIP awards, the number of shares issuable pursuant to the award will be determined based on the appreciation of our Common Stock for the period ending two business days before the effective date of the change in control as compared to the weighted average of the specific market indices for the same period. The number of shares so determined will be further prorated based on the portion of the original three-year performance period that actually elapsed before the change in control.

Each of Mr. Templeton and our Senior Executives is also subject to the terms of a Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement with us, and the terms of these agreements survive the termination of the executive’s employment after a change in control for a period of one year.

In the event that any payments made in connection with a change in control or termination would be subjected to the excise tax impose by Section 4999 of the Internal Revenue Code, the payments to Mr. Templeton and our Senior Executives would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to Mr. Templeton and our Senior Executives. Under no circumstances would we provide any “gross-up” payments to Mr. Templeton or our Senior Executives in connection with a change of control.

Under the individual change in control agreements with Mr. Templeton and our Senior Executives each executive officer would be entitled to receive the following estimated payments and benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control or termination, as applicable, were to occur. The table reflects the amount that could be payable under the change of control agreements with Mr. Templeton and our Senior Executives, assuming that the change in control and, if applicable, termination of the Senior Executive’s employment, occurred at December 31, 2009.

Name	Severance Amount ($)(1)	Value of Benefits ($)	Early Vesting of Stock Options ($)(2)	Early Vesting of Restricted Stock Units ($)(2)	Early Vesting of LTIP Units ($)(3)	Other	Total ($)
Mark B. Templeton	2,500,000	44,429	11,527,780	3,986,945	1,109,600	—	19,168,754
David J. Henshall	957,000	17,608	4,261,517	1,554,217	375,415	—	7,165,757
Alvaro J. Monserrat	937,500	20,251	1,759,426	1,301,311	462,333	—	4,480,821
David R. Friedman	809,750	24,205	2,530,809	1,329,107	267,839	—	4,961,710
J. Gordon Payne	715,000	21,141	1,926,756	1,159,796	280,488	—	4,103,181

(1)

The severance amounts represent the maximum amounts payable under Mr. Templeton’s and the Senior Executives’ change in control agreements. These agreements provide that severance payments may be reduced to avoid the application of taxes imposed under the Internal Revenue Code, and therefore Mr. Templeton or the Senior Executives may elect to receive an amount less than the amount reflected in this table.

(2)

Based on a per share price of $41.61, which was the closing price per share of our Common Stock on the last business day of the 2009 fiscal year (December 31, 2009). The value of the early vesting of stock options is calculated using the difference between the $41.61 per share price and the option exercise price per share. For a detailed listing of the exercise prices of these options, please see the Outstanding Equity Awards at Fiscal Year-End Table above.

(3)

Based on a per share price of $41.61, which was the closing price per share of our Common Stock on the last business day of the 2009 fiscal year (December 31, 2009) and valued at 22% of 200% of the target LTIP award, which represents the prorated amount of the maximum LTIP award.

Director Compensation

The following table sets forth a summary of the compensation paid to our non-employee directors in 2009.

DIRECTOR COMPENSATION TABLE

FOR THE 2009 FISCAL YEAR

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Thomas F. Bogan	56,875	105,223	89,249	—	—	251,347
Nanci Caldwell	43,750	105,223	89,249	—	—	238,222
Murray J. Demo	54,063	105,223	89,249	—	—	248,535
Stephen M. Dow	53,438	105,223	89,249	—	—	247,910
Asiff S. Hirji	47,500	105,223	89,249	—	—	241,972
Gary E. Morin	50,625	105,223	89,249	—	—	245,097
Godfrey R. Sullivan	45,938	105,223	89,249	—	—	240,410

(1)

These amounts represent the aggregate grant date fair value of restricted stock unit and option awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 24, 2010. These amounts do not represent the actual amounts paid to or realized by our directors for these awards during fiscal years 2009.

(2)	Consists solely of restricted stock units.
(3)

As of December 31, 2009, the aggregate number of shares of our Common Stock subject to outstanding option awards held by our non-employee directors was as follows: Mr. Bogan, 75,000 shares; Ms. Caldwell, 70,000 shares, Mr. Demo, 45,000 shares; Mr. Dow, 170,155 shares; Mr. Hirji, 90,000 shares; Mr. Morin, 50,000 shares; and Mr. Sullivan, 70,000 shares.

Review of Non-Employee Director Compensation

In the first quarter of 2009, the Compensation Committee considered our compensation package for non-employee directors. In connection with its analysis, the Compensation Committee instructed

Radford to conduct a competitive market review of non-employee director compensation practices among our peer group and present its results to the Compensation Committee. The data from the benchmarks generally suggested that total average compensation per non-employee director was at the market 75th percentile, but that cash compensation to our non-employee directors was below the median. This mix of compensation is consistent with our approach of aligning director compensation with the interests of our stockholders by placing relatively more weight on long-term equity incentives and relatively less weight on base cash compensation.

Non-Employee Director Cash Compensation

It is our policy that our employee-directors do not receive cash compensation for their service as members of our Board of Directors. Non-employee members of our Board of Directors receive annual retainer fees, which are paid in cash in semi-annual installments. Each non-employee director receives a retainer of $40,000 for his or her participation as a director. Directors who are members of the Audit Committee (but not the Chairperson of such committee) receive an additional $7,500 and directors who are members of the Compensation Committee (but not the Chairperson of such committee) receive an additional $3,750. The Chairperson of our Board of Directors receives $5,000. The Chairperson of the Audit Committee receives $15,000. The Chairperson of each other committee of our Board of Directors, other than the Finance Committee, receives $7,500. Because the Chairperson of the Finance Committee in 2009 was also the Chairperson of the Audit Committee, he received no additional retainer for his position on the Finance Committee. Non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any of its committees that are conducted in person.

The following table summarizes the cash compensation paid to our non-employee directors in 2009:

Compensation Element	2009 Cash Compensation
Annual Board Member Retainer	$40,000
Board Chair Retainer	$5,000

Committee Chair Retainers
• Audit Chair	$15,000
• Compensation Chair	$7,500
• Finance Chair	None (incumbent is also Audit Chair)
• Nominating & Corporate Governance Chair	$7,500
• Strategy Chair	$7,500

Committee Member Retainers
• Audit	$7,500
• Compensation	$3,750
• Finance	None
• Nominating & Corporate Governance	None
• Strategy	$3,750

Non-Employee Director Equity-Based Compensation

Non-employee directors have historically been eligible for participation in certain of our equity incentive plans. Equity awards to non-employee directors are made under the 2005 Plan.

Beginning in 2006, each non-employee director was eligible to receive an annual grant of an option to purchase 10,000 shares of our Common Stock and 3,333 restricted stock units. These grants are made on the first business day of the month following our annual meeting of stockholders and vest in equal monthly installments over a one-year period. New non-employee directors are entitled to receive an option to purchase up to 60,000 shares of Common Stock upon their election to our Board of Directors, which vests in accordance with our standard three-year vesting schedule. New non-employee directors may not receive the annual grant of options and restricted stock units in the same calendar year in which they receive their initial grant.

Director Stock Ownership Guidelines

To further align the interests of members of our Board of Directors with our stockholders, our Board of Directors has adopted stock ownership guidelines for our directors. Pursuant to these guidelines, each director is expected to hold, effective as of March 2010, at least 8,000 shares of Common Stock for so long as he or she is a director or, in the case of certain shares acquired upon the exercise of a stock option, for nine months after termination of his or her service on our Board of Directors. In addition, if a director exercises a stock option, in accordance with the guidelines it is expected that such director would, from such option exercise, maintain ownership of at least a number of shares equal to twenty percent (20%) of the net value of the shares acquired (after deducting the exercise price and taxes). New directors are expected to meet the standards set forth in the guidelines within three years after the date of their election to our Board of Directors. Current directors are expected to meet the guideline requirements within five years after the date of their election to the Board.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information (in thousands, except option price) as of December 31, 2009, with respect to the securities authorized for issuance to our employees and directors under our equity compensation plans, consisting of the:

•	1995 Stock Plan;

•	Third Amended and Restated 1995 Employee Stock Purchase Plan;

•	Amended and Restated 1995 Non-Employee Director Stock Option Plan;

•	2005 Plan;

•	2005 Employee Stock Purchase Plan (the “2005 ESPP”); and

•	Certain other equity compensation plans that we have assumed in connection with acquisitions.

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION TABLE

(In thousands, except column B)

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	20,953	$32.27	12,615
Equity compensation plans not approved by security holders(2)	1,970	$3.83	—

Total	22,923	$29.83	12,615

(1)

Includes securities issuable upon exercise of outstanding options, warrants and rights that were issued pursuant to the Company’s 1995 Stock Plan, the Third Amended and Restated 1995 Employee Stock Purchase Plan, the 2000 Director and Officer Stock Option and Incentive Plan, and the Amended and Restated 1995 Non-Employee Director Stock Option Plan. No additional awards will be granted under these plans. Also includes securities issuable upon exercise of outstanding options, warrants and rights that have been issued pursuant to the Company’s 2005 Equity Incentive Plan, which is currently available for future grants.

(2)

Consists of the following plans assumed by the Company in acquisitions: Ardence Delaware, Inc.’s 2005 Omnibus Stock Plan, Ardence Delaware Inc.’s 2006 Restricted Stock Unit Plan, Deterministic Networks, Inc.’s Restricted Stock Unit Plan, QuickTree, Inc.’s 2007 Restricted Stock Unit Plan, Vapps, Inc.’s 2007 Stock Plan, XenSource, Inc.’s 2005 Stock Plan, the NetScaler Plan, the Reflectent Software, Inc. 2003 Stock Plan, and the Orbital Data Corporation 2002 Equity Incentive Plan.

Equity Compensation Plans

Please see Proposal 2 – Approval of the Amendment to the 2005 Equity Incentive Plan for a summary of our 2005 Plan.

We are currently granting stock-based awards from both our 2005 Plan and our 2005 ESPP. Both the 2005 Plan and the 2005 ESPP are administered by the Compensation Committee of our Board of Directors.

Compensation Committee Interlocks and Insider Participation

From January through May 2009, Messrs. Bogan, Dow and Sullivan and Ms. Caldwell served as members of the Compensation Committee. From June through December 2009, Messrs. Bogan and Morin and Ms. Caldwell served as members of the Compensation Committee. No member of the Compensation Committee was an employee or former employee of our company or any of our subsidiaries. During the last year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (2) a director of another entity, one of whose executive officers served on the Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

Related Party Transactions Policies and Procedures and Transactions with Related Persons

In accordance with its written charter, the Nominating and Corporate Governance Committee reviews, approves and ratifies any related person transaction. The term “related person transaction” refers to any transaction required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. In considering any related person transaction, the Nominating and Corporate Governance Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with our company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Nominating and Corporate Governance Committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Nominating and Corporate Governance Committee reports its determination regarding any related person transaction to our full Board. No new potential related person transactions were brought to the Nominating and Corporate Governance Committee for consideration in 2009.

Report of the Compensation Committee of the Board of Directors

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Gary E. Morin (Chair)

Thomas F. Bogan

Nanci Caldwell

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE

2005 EQUITY INCENTIVE PLAN

The Board of Directors approved the adoption of the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) in March 2005, and the Company’s stockholders approved the 2005 Plan at the Annual Meeting of Stockholders in May 2005 with 10,100,000 shares of Common Stock authorized for issuance under the 2005 Plan, of which 500,000 shares may be granted in the form of restricted stock, restricted stock units, performance units or stock grants (collectively “Full Value Awards”). Since its original adoption by the Board of Directors and approval by the Company’s stockholders, the 2005 Plan has been amended as follows:

Amendment Approval Date		Additional Shares Authorized for Issuance	Additional Full Value Awards Authorized	Total Authorized under 2005 Plan
Board of Directors	Stockholders
February 2006	May 2006	5.4 million	0.5 million	15.5 million
February 2007	October 2007	5.4 million	1.0 million	20.9 million
February 2008	May 2008	5.6 million	1.0 million	26.5 million
April 2009	May 2009	5.6 million	1.0 million	32.1 million

In April 2010, the Board of Directors approved an amendment and restatement of the 2005 Plan to change the definition of “acquisition”, to impose minimum vesting restrictions on Full Value Awards and to clarify that shares delivered as the result of the net settlement of a stock appreciation right are not available for future issuance under the 2005 Plan. The amendment and restatement of the 2005 Plan does not modify, alter or revise any other term or provision of the 2005 Plan as approved by the Company’s stockholders in May 2005, May 2006, October 2007, May 2008 and May 2009. Further, in April 2010, subject to stockholder approval, the Board of Directors approved an amendment to the amended and restated 2005 Plan (the “Plan Amendment”) to (i) increase the aggregate number of shares of Common Stock authorized for issuance under the 2005 Plan by an additional 5,500,000 shares and (ii) increase the aggregate number of shares of Common Stock issuable pursuant to Full Value Awards by an additional 1,000,000 shares of Common Stock. The Company is requesting that the stockholders vote to approve the Plan Amendment to increase the number of shares reserved for issuance under the 2005 Plan by

5,500,000 shares and to increase the number of shares issuable pursuant to Full Value Awards by 1,000,000 shares. The closing sales price of the Company’s Common Stock on April 1, 2010 was $46.90 per share.

Currently, there are 32,100,000 shares of Common Stock reserved for issuance under the 2005 Plan. As of the Record Date, an aggregate of 11,923,957 shares of Common Stock remained available for future grants under the 2005 Plan. As of December 31, 2009, there were 12,614,567 shares of Common Stock available for grant under the 2005 Plan. Of this total, 2,243,725 were available for grant as Full Value Awards.

The Board of Directors believes it important to the Company’s continued success that the Company has an adequate reserve of shares available for issuance under the 2005 Plan for use in attracting, motivating and retaining qualified employees, officers, consultants and directors. The Plan Amendment does not modify, alter or revise any other term or provision of the amended and restated 2005 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”  THE AMENDMENT TO THE CITRIX SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN

Purpose of the 2005 Plan and Plan Amendment

The 2005 Plan allows the Company, under the direction of the Compensation Committee, to make grants of stock options, restricted stock, restricted stock units, stock awards, performance units and stock appreciation rights, any of which may or may not require the satisfaction of performance objectives, to employees and to non-employee directors through March 24, 2015. The purpose of these stock awards is to attract and retain talented employees, further align employee and stockholder interests, continue to closely link employee compensation with the Company’s performance, and maintain a culture of ownership. The 2005 Plan provides an essential component of the total compensation package offered to employees, reflecting the importance that the Company places on motivating and rewarding superior results with long-term, performance-based incentives. The Plan Amendment will allow the Company to continue to provide performance-based incentives to its eligible employees and non-employee directors.

Approval of the amendment to the 2005 Plan is intended to enable the Company to achieve the following objectives:

The continued ability to offer stock-based incentive compensation to the Company’s eligible employees and non-employee directors:

The Company intends to continue to use stock options and restricted stock units and evaluate other equity-based compensation vehicles, such as restricted stock and stock appreciation rights, as the Company’s primary means of providing equity compensation to the Company’s employees. The Company maintains an equity plan in which all employees are eligible to participate. Options and restricted stock units awarded to the Company’s five most highly-compensated executives, excluding stock options assumed by the Company in acquisitions, accounted for just 0.19%, 0.25% and 0.33% of the Company’s total outstanding shares for 2007, 2008 and 2009, respectively. In 2010, the Compensation Committee intends to continue to grant awards of restricted stock units to certain of the Company’s officers and to the Company’s non-employee directors, in addition to stock options. Grants of restricted stock units to officers will be subject to performance-based and/or service-based vesting requirements, whereas grants of restricted stock units to directors will be subject to service-based vesting requirements only. In order to continue to offer stock options and other equity-based compensation vehicles, such as restricted stock, restricted stock units and stock appreciation rights, to the Company’s employees, the Company will need additional shares in the 2005 Plan and an increase in the cap on awards of Full Value Shares. Please see the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the Company’s restricted stock unit granting practices.

Proactive steps to reduce the Company’s total stock dilution:

For the past few years, the Company has taken steps to actively reduce its dilution through the following actions:

•	focusing participation in the Company’s stock option program to a group of Company employees based upon performance and strategic impact on the business; and,

•	reducing the life of options granted from 10 to 5 years.

During 2007 and 2008, the Company’s acquisition activity, combined with a downward turn in the economic markets, led to the first increase in the Company’s overhang since 2002. In 2009, however, the Company’s overhang substantially decreased. This reduction in overhang was primarily due to an increase in stock option exercise activity, particularly in the second half of 2009, resulting from a steady increase in the Company’s per share stock price during the second half of 2009.

The Company’s overhang (inclusive of stock-based awards assumed in the Company’s acquisitions) was 12.55% as of December 31, 2009, as compared to 17.21% as of December 31, 2008 and 16.39% as of December 31, 2007. Excluding the stock-based awards assumed in the Company’s 2008 and 2007 acquisitions, the reduction in the Company’s dilution is even greater, with overhang of 11.47% as of December 31, 2009 as compared to 14.69% as of December 31, 2008 and 13.37% as of December 31, 2007. The Company continues to actively manage its use of shares each year to maintain an acceptable burn rate. Gross burn rate (inclusive of stock-based awards assumed in the Company’s acquisitions) was

2.7% of the Company’s total outstanding shares in 2009, 3.6% in 2008 and 6.5% in 2007. Including forfeitures, the Company’s net burn rate was 0.9%, 2.3% and 5.9%, respectively, for the same periods.

Continuation of responsible compensation and governance best practices:

The 2005 Plan prohibits stock option re-pricing, as well as the use of discounted stock options and reload option grants without stockholder approval, and contains no evergreen features (which provide for automatic replenishment of authorized shares available under the plan). In the interest of good corporate governance, the Company has not conducted an exchange program for underwater stock options. Had the Company done so in the past, this would have also significantly reduced its overhang.

The Company’s total overhang has also been impacted by an active stock repurchase program, which was initiated in July 2000. During the ten-year period ended December 31, 2009, the Company has repurchased approximately 82.2 million shares under this program. The Company believes that its stock repurchase program represents a valuable use of cash that has improved stockholder value. Overhang is calculated as total options outstanding in addition to unreleased Full Value Shares divided by the total shares outstanding. Because overhang increases as total shares outstanding decrease, the effect of the Company’s stock repurchase program has been to increase the Company’s overhang by more than 45%. Specifically, if the Company had not repurchased approximately 82.2 million shares under the program, overhang as of December 31, 2009 would have been 8.66% instead of 12.55%.

Background on Stock Compensation at the Company

The use of stock options has long been a vital component of the Company’s overall compensation philosophy, which is premised on the principle that any long-term pay-for-performance incentive compensation should be closely aligned with stockholders’ interests. Over the years, the Company believes that it has been very successful in achieving this objective through the use of fixed-price stock options for its employees. Fixed-price stock options align employees’ interests directly with those of other stockholders because an increase in stock price after the date of award is necessary for employees to realize any value, thus rewarding employees only upon improved stock price performance.

The Company believes that stock options, the core of the Company’s long-term employee incentive and retention program, have been effective in enabling the Company to attract and retain the talent critical for an innovative enterprise focused on sustainable growth. The Company’s compensation programs include base salary, variable cash compensation tied to Company financial and individual goals, as well as stock-based compensation. The Company has a long history of linking employee compensation to the Company’s long-term stock performance. For twenty years, the Company has been granting stock options to employees. Annual grants are made to a subset of all eligible employees in connection with a focused evaluation of strategic value and in cases of high-level performance. The Company believes that stock-based compensation should not be limited to senior management and that all employees demonstrating high performance and a strategic impact on the business should have a stake in the future of the Company. Excluding stock-based awards assumed in the Company’s acquisitions, over the last five years, a total of only 8.4% of all stock-based compensation awards were made to the Company’s five most highly-compensated executive officers. The Company believes that its focus on pay-for-performance, as well as employee participation as stockholders, have been key contributing factors in enabling the Company’s growth. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the Company’s compensation programs.

The Company strongly believes that its equity compensation programs and emphasis on employee stock ownership have been integral to the Company’s success in the past and will be important to the Company’s ability to achieve consistent performance in the years ahead. The Company believes that consistent performance is achieved through the ability to attract, retain and motivate the employee talent critical to attaining long-term improved Company performance and stockholder returns. Therefore, the Company considers approval of the amendment to the 2005 Plan vital to the Company’s future success.

Summary of the 2005 Plan

The following is a summary of certain significant features of the 2005 Plan. This summary is subject to the specific provisions contained in the full text of the 2005 Plan set forth as Exhibit A to the Company’s proxy statement mailed to its stockholders on April 1, 2005, the Amendment to 2005 Equity Incentive Plan set forth as Exhibit A to the Company’s proxy statement mailed to its stockholders on April 14, 2006, the Second Amendment to 2005 Equity Incentive Plan set forth as Exhibit A to the Company’s proxy statement mailed to its stockholders on September 17, 2007, the Third Amendment to 2005 Equity Incentive Plan set forth as Exhibit A to the Company’s proxy statement mailed to its stockholders on April 29, 2008, the Fifth Amendment to the Company’s proxy statement mailed to its stockholders on April 17, 2009 and the Plan Amendment set forth in Exhibit A hereto.

Eligibility

Only employees of the Company and its subsidiaries and affiliates, consultants and non-employee directors of the Company are eligible to receive awards under the 2005 Plan. The Compensation Committee determines which employees and directors will participate in the 2005 Plan. As of the Record Date, there were approximately 4,989 employees and seven non-employee directors who were eligible to participate in the 2005 Plan.

Awards

The 2005 Plan allows the Compensation Committee to grant stock options, stock appreciation rights or Full Value Awards, any or all of which may be made contingent upon the achievement of performance criteria. Subject to plan limits, the Compensation Committee has the discretionary authority to determine the size of an award. The addition of performance-based requirements will be considered in light of the Company’s total compensation program and the significant level of pay-for-performance requirements already incorporated into its compensation practices. As of the Record Date, under the 2005 Plan, there were (i) 32.1 million shares of Common Stock authorized; (ii) 7,641,129 shares of Common Stock issued upon the exercise of previously granted options or released upon the vesting of previously granted restricted stock units; (iii) 24,458,871 shares available under the 2005 Plan; (iv) 11,178,840 shares of Common Stock issuable upon exercise of outstanding but unexercised options with a weighted average exercise price of $31.63 per share and a weighted average remaining term of 2.98 years; (v) 1,356,074 shares underlying outstanding restricted stock units; and (vi) 11,923,957 shares of Common Stock available for grant, of which 1,595,179 shares may be issued as Full Value Awards.

Pursuant to the terms of the 2005 Plan, shares of stock that are exchanged by a plan participant or withheld by the Company as full or partial payment in connection with any award under the 2005 Plan that is settled in stock, as well as any shares of stock exchanged by a plan participant or withheld by the Company to satisfy the tax withholding obligations related to any award under the 2005 Plan that is settled in stock, may not again be made be available for issuance as awards under the 2005 Plan. Further, shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right may not again be made available for issuance as awards under the 2005 Plan.

Shares Authorized for Full Value Awards

Currently, the 2005 Plan provides that the number of shares of Common Stock issued pursuant to Full Value Awards cannot exceed 4,000,000 shares of Common Stock (subject to certain provisions of the 2005 Plan). The Plan Amendment would increase the aggregate number of shares of Common Stock issuable pursuant to Full Value Awards by 1,000,000 shares of Common Stock to a maximum of 5,000,000 shares of Common Stock.

Vesting and Exercise of Stock Options

The exercise price of stock options granted under the 2005 Plan may not be less than the market value of the Common Stock on the date of grant (fair market value is the closing price for the Common Stock as reported on the Nasdaq Global Select Market, or on any national securities exchange on which the Common Stock is then listed, for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported). The option term may not be longer than ten years; however, the Company’s recent practice has been to grant options with only a five-year term. The Compensation Committee determines at the time of grant when each stock option becomes exercisable, including the establishment of required performance vesting criteria, if any. The Company may require, prior to issuing Common Stock under the 2005 Plan, that the participant remit an amount in cash or Common Stock sufficient to satisfy tax withholding requirements.

Vesting of Restricted Stock and Stock Unit Awards

The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock and stock unit awards contingent upon continued employment with the Company, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate. Under the 2005 Plan, as amended and restated in April 2010, Full Value Awards contingent solely upon continued employment with the Company generally will vest not less than three years from the date of grant (but may provide for pro rata vesting over such time), and Full Value Awards contingent upon the achievement of performance criteria generally will have a vesting period of not less than one year from the date of grant. The Company may grant Full Value Awards with shorter vesting periods, so long as such awards do not exceed five percent of the Common Stock authorized for issuance under the 2005 Plan. Since 2006, the Compensation Committee has granted awards of restricted stock units to certain of the Company’s officers and non-employee directors, and it intends to continue granting restricted stock units to officers and non-employee directors in 2010. Grants of restricted stock units to officers will be subject to performance-based and/or service-based vesting requirements, whereas restricted stock unit grants to directors will be subject only to service-based vesting requirements. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the Company’s restricted stock unit practices.

Eligibility under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code (the “Tax Code”). To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include one of the following criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award. Among other things:

1.	Operating margin, gross margin or profit margin

2.	Performance relative to peers

3.	EPS or pro forma EPS

4.	Divisional or operating segment financial and operating performance

5.	Revenue or bookings

6.	Total return on shares of Common Stock relative to increase in appropriate stock index selected by the Compensation Committee

7.	Expenses or operating expenses

8.	Attainment of strategic and operational objectives

9.	Customer satisfaction indicators

10.	Cash flow

11.	Net income, operating income or pre-tax income

12.	Stock price increase

13.	Growth or growth rates with respect to any of the foregoing measures

14.	Any combination of the foregoing

To the extent that an award under the 2005 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives or financial measures as determined by the Board of Directors. Performance awards may be paid in the form of shares of Common Stock or cash. The maximum performance award payment to any one participant under the 2005 Plan for a performance period is 1,000,000 shares of Common Stock, or if the award is paid in cash, the fair market value of

1,000,000 shares of Common Stock on the date of grant. In no event shall the number of shares of Common Stock covered by options or other awards granted under the 2005 Plan, including stock appreciation rights, granted to any one person in any one calendar year exceed 1,000,000 shares of Common Stock.

The Compensation Committee may appropriately adjust any evaluation of performance under the performance criteria to exclude any of the following events that occur during a performance period:

•	asset write-downs or impairment;

•	litigation or claim judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•

any extraordinary non-recurring items including those described in The Financial Accounting Standards Board’s authoritative guidance on extraordinary and unusual items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; and

•	any other extraordinary items adjusted from the Company’s U.S. GAAP results in the Compensation Committee’s discretion.

Notwithstanding satisfaction or completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of Common Stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee, in its sole discretion, determines.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the 2005 Plan are not transferable except by will or the laws of descent and distribution. The Compensation Committee will have sole discretion to permit the transfer of an award.

Administration

The Compensation Committee administers the 2005 Plan. The Compensation Committee is made up entirely of independent directors. The Compensation Committee determines who receives awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2005 Plan, establishes the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2005 Plan and establish, amend and rescind any rules relating to the 2005 Plan. The Compensation Committee has delegated to the Company’s Chief Executive Officer and the Company’s Chief Financial Officer limited authority to grant awards under the 2005 Plan to employees who are not executive officers in accordance with applicable law and guidelines that have been established by the Compensation Committee, which may be revised at any time or from time to time.

Amendments

The Board of Directors may at any time terminate the 2005 Plan or make such modifications to the 2005 Plan as it shall deem advisable; provided that the Board of Directors will not modify or amend the 2005 Plan without stockholder approval to the extent required by the Tax Code or the rules of Nasdaq or the SEC. In addition, the Board of Directors will not amend the provisions prohibiting re-pricing or reload grants without stockholder approval. Unless the Board otherwise expressly provides at the time of grant, no amendment of the 2005 Plan shall affect the terms of any award outstanding on the date of such amendment.

In April 2010, the Board of Directors approved the Plan Amendment to increase (i) the aggregate number of shares the Company is authorized to issue under the 2005 Plan by 5,500,000 shares and (ii) the aggregate number of shares of Common Stock issuable pursuant to Full Value Awards by 1,000,000 shares of Common Stock. The Company is now requesting that the stockholders vote to approve the Plan Amendment to increase the number of shares reserved for issuance under the 2005 Plan by 5,500,000 shares and to increase the number of shares issuable pursuant to Full Value Awards by 1,000,000 shares.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of the Company’s Common Stock or any similar event affecting the Company’s Common Stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2005 Plan, and subject to the various limitations set forth in the 2005 Plan, the number and kind of shares subject to outstanding awards under the 2005 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

Acquisitions

Effective upon the consummation of an Acquisition (as defined below), the Compensation Committee or the board of directors of the surviving or acquiring entity, shall, as to outstanding awards (on the same basis or on different bases as the Compensation Committee shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (i) the consideration payable with respect to the outstanding shares of the Company’s Common Stock in connection with the Acquisition (net of any exercise price of such awards), (ii) shares of stock of the surviving or acquiring entity, or (iii) such other securities or other consideration as the Compensation Committee deems appropriate, the fair market value of which shall not materially differ from the fair market value of the shares of Common Stock subject to such awards immediately preceding the Acquisition. In the event such surviving or acquiring entity (if any) does not assume or substitute awards, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

In addition to or in lieu of the foregoing, with respect to outstanding options, the Compensation Committee may, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value for the shares subject to such options over the exercise price thereof. Unless otherwise determined by the Compensation Committee, and assuming there is no acceleration of vesting as provided above, any repurchase rights or other rights of the Company that relate to an option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an option or other award. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

Notwithstanding anything to the contrary in the 2005 Plan, the Compensation Committee may provide that the vesting of any or all awards shall accelerate upon an Acquisition. In such case, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

Notwithstanding anything to the contrary in the 2005 Plan, in the event of an involuntary termination of services for any reason other than death, disability or Cause (as defined in the 2005 Plan) within six months following the consummation of an Acquisition, any awards assumed or substituted in an Acquisition which are subject to vesting conditions and/or a right of repurchase in favor of the Company or a successor entity, shall accelerate in full. All such accelerated awards shall be exercisable for a period of one year following termination, but in no event after the expiration date of such award.

In the event of an Acquisition while a participant is a non-employee director, the vesting of any and all awards held by such participant shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

Under the 2005 Plan, an “Acquisition” is defined as a (i) merger or consolidation of the Company into another person (i.e., in which merger or consolidation the Company does not survive), (ii) the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions (other than in a spin-off or similar transaction), unless, in the case of foregoing clauses (i) and (ii), securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction, or (iii) any person or group directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board of Directors does not recommend the stockholders accept.

U.S. Tax Consequences

Stock option grants under the 2005 Plan may be incentive stock options designed to qualify under Section 422 of the Tax Code or may be non-qualified stock options governed by Section 83 of the Tax Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the Common Stock on the exercise date and the stock option grant price. The Company will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. The Company may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock is also governed by Section 83 of the Tax Code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (that is, becomes vested or transferable). Income tax is paid on the value of the stock at ordinary income rates when the restrictions lapse, and then at capital gain rates when the shares are sold. Restricted stock units are not taxable until they are settled in stock. Income tax is paid on the value of the stock at ordinary income rates when the stock is issued to the participant.

As described above, awards granted under the 2005 Plan may qualify as “performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by the Company with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1,000,000 and paid to one of the Company’s five most highly- compensated executive officers. To so qualify, options and other awards must be granted under the 2005 Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162(m) regulations), must be granted at fair market value in the case of options and must satisfy the 2005 Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

For a discussion of the Company’s executive compensation objectives, see Compensation Discussion and Analysis included in this Proxy Statement.

The vesting of any portion of an option or other award that is accelerated in connection with a change in control of the Company may cause all or a portion of the payments with respect to such accelerated award to be treated as “parachute payments” as defined in the Tax Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal tax on all or a portion of such payment (in addition to any other taxes ordinarily payable).

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE AMENDMENT TO THE CITRIX SYSTEMS, INC.

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained the firm of Ernst & Young LLP (“Ernst & Young”), to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young has served as the Company’s independent registered public accounting firm since 1989. The Audit Committee reviewed and discussed its selection of, and the performance of, Ernst & Young for the fiscal year ending December 31, 2010. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to the Company’s stockholders for ratification. Even if the selection of Ernst & Young is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

The Audit Committee of the Board of Directors has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. All of the audit-related, tax and all other services provided by Ernst & Young to the Company in 2009 and 2008 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in 2009 and 2008 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young, see The Board of Directors and its Committees and Report of the Audit Committee of the Board of Directors.

The Company expects that a representative of Ernst & Young will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young

The following table shows the aggregate fees for professional services rendered by Ernst & Young to the Company during the fiscal years ended December 31, 2009 and December 31, 2008.

	2009	2008
Audit Fees	$2,689,000	$2,894,000
Audit-Related Fees	$127,000	$135,000
Tax Fees	$1,697,000	$1,093,000
All Other Fees	$—	$—

Total	$4,513,000	$4,122,000

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and services in connection with international statutory audits, regulatory filings and accounting consultations. Audit Fees for both years also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Audit-Related Fees for 2009 and 2008 consist of fees for services for the annual audits of employee benefit plans.

Audit-Related Fees for 2009 and 2008 also include fees for professional services rendered for potential business combinations, internal control reviews and assistance with assessing the impact of proposed standards, rules or interpretations proposed by standard-setting bodies.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance and consulting. Tax compliance fees were approximately $512,000 for 2009 and $438,000 for 2008. Tax Fees also include fees of approximately $1,185,000 for 2009 and $655,000 in 2008 for services rendered for tax examination assistance, tax research and tax planning services in the countries in which the Company does business.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2010 Annual Meeting of Stockholders of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices not later than December 16, 2010. Under the Company’s By-Laws, stockholders who wish to make a proposal at the 2010 Annual Meeting—other than one that will be included in the Company’s Proxy Statement—must notify the Company between November 16, 2010 and December 16, 2010. If a stockholder makes a timely notification, discretionary voting authority with respect to the stockholder’s proposal may be conferred upon the persons selected by management to vote the proxies under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, FL 33309, Attention: Secretary.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail and via the Internet through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. The Company has retained MacKenzie Partners, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $12,500, plus reimbursement of expenses.

EXHIBIT A

FIRST AMENDMENT TO

CITRIX SYSTEMS, INC.

AMENDED AND RESTATED

2005 EQUITY INCENTIVE PLAN

WHEREAS, Citrix Systems, Inc. (the “Company”) desires to amend the Citrix Systems, Inc. Amended and Restated 2005 Equity Incentive Plan (as amended and in effect, the “Plan”) to (i) increase the aggregate number of shares authorized for issuance under the Plan by 5,500,000 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), and (ii) increase the aggregate number of shares of Common Stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 1,000,000 shares of Common Stock (the “Plan Amendment”); and

WHEREAS, on April     , 2010, subject to stockholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 15 of the Plan, the Plan is hereby amended as follows:

1.	Section 4 of the Plan is hereby amended by deleting the first paragraph thereof in its entirety and substituting the following in lieu thereof:

“At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan (including pursuant to Incentive Options), nor the number of shares of Stock issued pursuant to Incentive Options, exceed 37,600,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan. In addition to the foregoing, at no time shall the number of shares of Stock issued pursuant to Restricted Stock, Restricted Stock Units, Performance Units or Stock Grants exceed 5,000,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan.”

2.

The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2010 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.

CITRIX SYSTEMS, INC. 851 WEST CYPRESS CREEK ROAD FORT LAUDERDALE, FL 33309	VOTE IN PERSON Stockholders may attend the meeting and request a ballot to vote in person. Directions to the location of the Meeting are available at www.citrix.com/annualmeeting.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the 12 Digit Control Number available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Citrix Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the 12 Digit Control Number available when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citrix Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are voting by Telephone or Internet

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M14145-P77997 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITRIX SYSTEMS, INC.
1. To elect three (3) Class III members to the Board of Directors as directors, each to serve for a three-year term
The Board of Directors recommends a vote FOR all Nominees:
		For	Against	Abstain

	1a. Mark B. Templeton 1b. Stephen M. Dow 1c. Godfrey R. Sullivan	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
The Board of Directors recommends a vote FOR proposals 2 and 3.

Vote On Option Plan Amendment		For	Against	Abstain	Vote On Independent Registered Public Accounting Firm		For	Against	Abstain
2.	Amendment to the 2005 Equity Incentive Plan	☐	☐	☐	3.	Ratification of Ernst & Young LLP as independent registered public accounting firm for 2010	☐	☐	☐

This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For address changes/comments, please check this box and write them on the back where indicated.				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: Notice of Annual Meeting and Proxy Statement and Letter to Stockholders and Annual Report are available for viewing, printing and downloading at www.citrix.com/annualmeeting and www.proxyvote.com.

M14146-P77997

PROXY CITRIX SYSTEMS, INC. Proxy for Annual Meeting of Stockholders May 26, 2010 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Citrix Systems, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 2010, and hereby appoints Mark B. Templeton and David J. Henshall, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at our Silicon Valley Headquarters located at 4988 Great America Parkway, Santa Clara, CA 95054 on May 26, 2010 at 5:00 p.m. local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE PROPOSALS IN ITEMS 2 AND 3. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE